As filed with the Securities and Exchange Commission on March 24, 2006
Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OSI PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3159796
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification No.)
41 Pinelawn Road, Melville, New York 11747, (631) 962-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Michael G. Atieh
Executive Vice President and Chief Financial Officer
OSI Pharmaceuticals, Inc.
41 Pinelawn Road, Melville, New York 11747, (631) 962-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications to:
Spencer W. Franck, Jr., Esquire
Saul Ewing LLP
1200 Liberty Ridge Drive, Suite 200, Wayne, Pennsylvania 19087-5055, (610) 251-5082
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered	per Note	Offering Price	Fee

2% Convertible Senior Subordinated Notes due 2025	$115,000,000(1)	100%	$115,000,000(1)(2)	$12,305(3)

Common Stock, $.01 par value per share	3,908,241(4)	(5)	(5)	$0(5)

(1)	Represents the aggregate principal amount of the notes that were originally issued by the Registrant in December 2005.

(2)	Equals the aggregate principal amount of notes being registered. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(3)	Represents the Proposed Maximum Offering Price multiplied by $.000107.

(4)	This number represents the number of shares of common stock that are initially issuable upon conversion of the 2% Convertible Senior Subordinated Notes due 2025 registered hereby. For purposes of estimating the number of shares of common stock to be included upon conversion of the notes, we calculated the number of shares issuable upon conversion of the notes based on a conversion rate of 33.9847 shares of common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act, the amount to be registered includes an indeterminate number of shares of common stock issuable upon conversion of the notes, as this amount may be adjusted as a result of stock splits, stock dividends or similar transactions.

(5)	No separate compensation will be received for the shares of common stock issuable upon conversion of the notes, and therefore, no registration fee is required pursuant to Rule 457(i) of the Securities Act.

PROSPECTUS
$115,000,000
2% Convertible Senior Subordinated Notes due 2025
and 3,908,241 Shares of Common Stock
Issuable Upon Conversion of the Notes
     In December 2005, we issued and sold $115,000,000 aggregate principal amount of our 2% Convertible Senior Subordinated Notes due 2025 in a private placement. This prospectus will be used by selling securityholders to resell the notes and the common stock issuable upon conversion of the notes.
     The notes are convertible into cash, shares of our common stock or a combination of cash and shares of common stock based on an initial conversion rate, subject to adjustment, of 33.9847 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $29.43 per share), in certain circumstances. Upon conversion, we will have the right to deliver shares of our common stock, cash or a combination of shares of our common stock and cash.
     Holders may convert their notes prior to the stated maturity only under the following circumstances: (1) prior to December 15, 2020, during any fiscal quarter after the fiscal quarter ending March 31, 2006, if the closing sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding fiscal quarter; (2) prior to December 15, 2020, during the five business day period after any five consecutive trading day period, or the note measurement period, in which the average trading price per $1,000 principal amount of notes was equal to or less than 97% of the average conversion value of the notes during the note measurement period; (3) upon the occurrence of specified corporate transactions as described in this prospectus; (4) if we have called the notes for redemption; or (5) any time on or after December 15, 2020. If notes are surrendered for conversion in connection with certain fundamental changes that occur before December 15, 2010, holders may be entitled to an increase in the conversion rate for notes surrendered for conversion in connection with such fundamental changes or, under certain circumstances, we may elect to change our conversion obligation to provide for conversion of the notes into shares of an acquiring company’s common stock, as described in this prospectus.
     On or after December 15, 2010, we may from time to time at our option redeem the notes, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest to, but excluding, the redemption date. We will make at least 10 semi-annual interest payments on the notes before we can redeem them. On each of December 15, 2010, December 15, 2015 and December 15, 2020, holders may require us to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. Holders may require us to repurchase all or a portion of their notes upon a fundamental change, as described in this prospectus, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
     The notes are our unsecured obligations, and are and will be subordinated to all of our existing and future senior indebtedness. The notes rank and will rank equally with all of our existing and future senior subordinated indebtedness. The notes are and will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the security therefor. The notes are not guaranteed by any of our subsidiaries, and accordingly the notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. As of December 31, 2005, we had $150 million of indebtedness that ranks equally with the notes, which consisted of indebtedness under our 3 1/4 % convertible senior subordinated notes due 2023, or the 2023 Notes.
     The notes originally issued in the private placement are eligible for trading on the PORTAL® market. However, notes resold pursuant to this prospectus are not eligible for trading on the PORTAL® market. The notes are not currently listed nor do we intend to list the notes on any national securities exchange. Our common stock is quoted on the Nasdaq National Market under the symbol, “OSIP.”
      Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.
     We will not receive any of the proceeds from the sale of the notes or the shares of common stock by any of the selling securityholders. The notes and the shares of common stock may be offered in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. See “Plan of Distribution.” The selling securityholders may be deemed to be “underwriters” as defined in the Securities Act of 1933, as amended, or the Securities Act. Any profits realized by the selling securityholders may be deemed to be underwriting commissions. If the selling securityholders use any broker-dealers, any commission paid to broker-dealers and, if broker-dealers purchase any notes or shares of common stock as principals, any profits received by such broker-dealers on the resale of the notes or shares of common stock may be deemed to be underwriting discounts or commissions under the Securities Act.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is March 24, 2006

      In this prospectus, “OSI,” “our company,” “we,” “us,” and “our” refer to OSI Pharmaceuticals, Inc. and subsidiaries, except as otherwise noted. We own or have rights to use various copyrights, trademarks and trade names used in our business, including the following: Tarceva® (erlotinib), Macugen® (pegaptanib sodium injection), Novantrone® (mitoxantrone for injection concentrate) and Gelclair® Bioadherent Oral Gel.
AVAILABLE INFORMATION
      We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, under which we file periodic reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 100 F Street, N.W., Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Please call the SEC at (800) SEC-0330 or (202) 551-8090 for further information about the Public Reference Room. We also maintain our SEC filings at our website which is located at http://www.osip.com.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” the information we provide in documents filed with the SEC, which means that we can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies and/or replaces this information.
      We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

i

•	information that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus.
      We incorporate by reference the following documents filed with the SEC (other than filings or portions of filings that are furnished, under applicable SEC rules, rather than filed):

•	our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 16, 2006 as amended on March 23, 2006;

•	our current reports on Form 8-K, filed with the SEC on March 8, 2005, April 22, 2005, August 22, 2005, September 26, 2005, October 31, 2005, December 9, 2005, January 11, 2006, February 6, 2006, February 13, 2006, February 24, 2006, March 1, 2006, and March 8, 2006;

•	our proxy statement, dated February 2, 2005, for our 2005 annual meeting of stockholders, filed with the SEC on January 28, 2005; and

•	the description of our common stock contained in our registration statement filed by the Registrant to register such securities under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
      All documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the end of the offering of the notes under this prospectus (other than filings or portions of filings that are furnished, under applicable SEC rules, rather than filed) will become a part of this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, call or write us at OSI Pharmaceuticals, Inc., 41 Pinelawn Road, Melville, New York 11747, Attn: Investor Relations, telephone number (631) 962-2000. We will not send exhibits to the documents unless those exhibits have been specifically incorporated by reference in this prospectus.
      You should rely only on the information included in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. The selling securityholders are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the dates set forth in this document.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference herein include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include, among other things, statements relating to:

•	competitive factors, including pricing pressures and new product introductions;

•	integration of the Eyetech business into the OSI business;

•	adverse changes in general economic or market conditions;

•	anticipated business strategies;

•	sufficiency of resources to fund operating and capital requirements;

•	intentions to introduce new product candidates;

•	agreements and relationships with third parties including collaborators, manufacturers and suppliers;

•	future capital expenditures;

•	proposed clinical development of product candidates;

•	the ability to conduct clinical trials and obtain regulatory approval;

•	projected revenues and expenses;

ii

•	operating cash burn rates; and

•	other one-time events and other important factors.
      The forward-looking statements included in this prospectus or in the documents incorporated by reference herein are subject to risks, uncertainties and assumptions about us. Our actual results of operations may differ materially from the forward-looking statements as a result of, among other things, the success of our competitors in developing and marketing products equal or superior to ours and the timing of their development of such products, the success or failure of our clinical trials, the speed at which our clinical trials progress, the success of our collaborative relationships and the other reasons described under “Risk Factors” beginning on page 5 of this prospectus. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.
      For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the Exchange Act and Section 27A of the Securities Act.

iii

THE OFFERING
      The following is a brief summary of the terms of this offering. For a more complete description of the notes, see “Description of the Notes” in this prospectus.

Issuer	OSI Pharmaceuticals, Inc.

Notes	$115,000,000 aggregate principal amount of 2% convertible senior subordinated notes due December 15, 2025.

Maturity	The notes will mature on December 15, 2025, unless earlier redeemed, repurchased or converted.

Interest payment dates	We will pay 2% interest per annum on the principal amount of the notes, payable semi-annually in arrears in cash on June 15 and December 15 of each year, starting on June 15, 2006, to holders of record at the close of business on the preceding June 1 and December 1, respectively. Interest began accruing on the notes from and including December 21, 2005 to, but excluding, the next interest payment date or maturity date, as the case may be.

Ranking	The notes are our unsecured obligations, and are and will be subordinated to all of our existing and future senior indebtedness. The notes rank and will rank equally with all of our existing and future senior subordinated indebtedness. The notes are and will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the security therefor. The notes are not guaranteed by any of our subsidiaries, and accordingly the notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. As of December 31, 2005, we had $150 million of indebtedness that ranks equally with the notes, which consisted of indebtedness under our 2023 Notes.

Conversion rights	The notes are convertible into cash, shares of our common stock or a combination of cash and shares of our common stock based on an initial conversion rate, subject to adjustment, of 33.9847 shares per $1,000 principal amount of notes (which represents an initial conversion price of $29.43 per share), only in the following circumstances and to the following extent:

• prior to December 15, 2020, during any fiscal quarter after the fiscal quarter ending March 31, 2006, if the closing sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding fiscal quarter;

• prior to December 15, 2020, during the five business day period after any five consecutive trading day period, or the note measurement period, in which the average trading price per $1,000 principal amount of notes was equal to or less than 97% of the average conversion value of the notes during the note measurement period;

• upon the occurrence of specified corporate transactions, as described in this prospectus;

• if we call the notes for redemption; or

• any time on or after December 15, 2020.

Upon conversion, we have the right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock. At any time before the maturity date, we may irrevocably elect, in our sole discretion, to satisfy our conversion obligation in cash up to 100% of the principal amount of the notes converted, with any remaining amount to be satisfied in shares of our common stock.

If certain fundamental changes occur before December 15, 2010, the conversion rate may increase, or under certain circumstances, we may elect to change our conversion obligations to provide for conversion of the notes into the acquiring company’s common stock, as described in “Description of the Notes — Conversion rights — Adjustment to the conversion rate upon certain fundamental changes.”

In certain other circumstances the conversion rate will be subject to adjustment. See “Description of the Notes — Conversion rights — Adjustments to the conversion rate.”

See “Description of the Notes — Conversion rights”

Sinking fund	None.

Redemption of notes at our option	On or after December 15, 2010, we may from time to time at our option redeem the notes, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Notes — Redemption of notes at our option.”

Purchase of notes by us at the option of the holder	On each of December 15, 2010, 2015 and 2020, holders may require us to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. See “Description of the Notes — Purchase of notes by us at the option of the holder.”

Right of holder to require us to repurchase notes if a fundamental change occurs	If a fundamental change, as described in this prospectus and the indenture, occurs, holders may require us to repurchase all or a portion of their notes for cash at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of the Notes — Holders may require us to repurchase their notes upon a fundamental change.”

Events of default	If an event of default on the notes occurs and is continuing, the principal amount of the notes plus any premium and accrued and unpaid interest may become immediately due and payable. These amounts automatically become due and payable upon certain events of default relating to the bankruptcy of us or our significant subsidiaries. See “Description of the Notes — Events of default.”

DTC eligibility	The notes were issued in book-entry-only form and are represented by a global certificate, without interest coupons, deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in the notes is shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in their notes for certificated securities. See “Description of the Notes — Form, denomination and registration of notes.”

Use of proceeds	We will not receive any proceeds from the sale by any securityholder of the notes or shares of common stock offered under this prospectus. See “Use of Proceeds.”

Call spread transactions	In connection with the issuance of the notes, we entered into call spread transactions with UBS AG, London Branch, an affiliate of UBS Securities LLC, to mitigate against potential dilution from conversion of the notes. The call spread transactions are not intended to eliminate all, and may not eliminate a material amount, of such dilution risk. The call spread transactions expire within five years of the issuance of the notes and will not protect us from the effects of market appreciation of our common stock after that time. As a hedge against its obligations to deliver shares under the call spread transactions, UBS AG, London Branch purchased shares of our common stock in secondary market transactions. UBS AG, London Branch or its affiliates are likely to modify their hedge positions throughout the life of the notes by purchasing and selling shares of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock, or they may cause a decrease in the market price of our common stock. See “Risk Factors — The call spread transactions may affect the value of the notes and our common stock” and “Plan of Distribution.”

Certain United States federal income tax considerations	For a discussion of material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and shares of common stock into which the notes may be convertible, see “Certain United States Federal Income Tax Considerations.”

Listing and trading	The notes originally issued in the private placement are eligible for trading on the PORTAL® market; however, notes resold pursuant to this prospectus are not eligible for trading on the PORTAL® market. The notes are not currently listed nor do we intend to list the notes on any national securities exchange or the Nasdaq National Market under the symbol “OSIP.”

Nasdaq symbol for our common stock	Our common stock is quoted on the Nasdaq National Market under the symbol “OSIP.”

Common stock	As of March 7, 2006 there were 56,827,114 shares of our common stock issued and outstanding. See “Description of Capital Stock — Common stock.”

Risk factors	See “Risk Factors” and other information in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS
      This report contains forward-looking statements that do not convey historical information, but relate to predicted or potential future events, such as statements of our plans, strategies and intentions, or our future performance or goals for our product development programs. These statements can often be identified by the use of forward-looking terminology such as “believe,” “expect,” “intend,” “may,” “will,” “should,” or “anticipate” or similar terminology. The statements involve risks and uncertainties and are based on various assumptions. Stockholders and prospective stockholders are cautioned that these statements are only projections. In addition, any forward-looking statement that we make is intended to speak only as of the date on which we made the statement. Except for our ongoing obligations to disclose material information under the federal securities laws, we will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made. The following risks and uncertainties, among others, may cause our actual results to differ materially from those described in forward-looking statements made in this report or presented elsewhere by management from time to time.
Risks Related to Our Business
We have incurred losses since our inception, and we expect to incur losses over the near term, which may cause the value of our common stock to decrease.
      We have had net operating losses since our inception in 1983. We expect to continue to incur net operating losses in the near term as a result of our expenses for the continued research, development and commercialization of Tarceva, Macugen and our other pipeline products, as well as due to our general operating expenses. Although our goal is to reach profitability by the end of 2006, there can be no guarantee that we will achieve profitability in this time frame or remain profitable in subsequent periods. If we continue to incur net operating losses, the value of our common stock could decrease.
We depend heavily on our two marketed products, Tarceva and Macugen to generate revenues in order to fund our operations and, to a lesser extent, potential upfront fees, milestones and royalties from the licensing of our dipeptidyl peptidase IV, or DPIV, patent estate.
      We currently derive, and are expected to continue to derive, substantially all of our revenues from our two marketed products, Tarceva and Macugen. We also have the potential to derive revenues from the milestone and royalty obligations under our license agreements for our DPIV patent portfolio, and from upfront, milestone and royalty obligation under any future licenses.
      Our ability to maintain or increase our revenues and overall market share for each of our two marketed products, together with Genentech, Inc. and Roche, our partners for Tarceva, and Pfizer, Inc., our partner for Macugen, will depend on, and may be limited by, a number of factors, including the following:

For Tarceva:

•	We must successfully penetrate the market for second-line and third-line non-small cell lung cancer, or NSCLC, and for first-line pancreatic cancer;

•	Physicians may be reluctant to switch from existing treatment methods, including traditional chemotherapy agents, to Tarceva;

•	The market for new oncology products is very competitive, with many products currently in Phase III development that could be competitive with Tarceva; and

•	We must be successful in our clinical trials in additional indications and in receiving approval from the U.S. Food and Drug Administration, or FDA, and our foreign counterparts to market and sell Tarceva in such additional indications.

For Macugen:

•	There must be continued acceptance of Macugen in the medical community by patients receiving therapy and by third party payors, including willingness of clinicians and patients to maintain continuous therapy at intervals of every six weeks;

•	Off-label use of unapproved agents for the treatment of neovascular age-related macular degeneration, or wet AMD, such as Avastin® (bevacizumab), could continue to reduce Macugen’s share of the wet AMD market;

•	We must successfully compete with existing products for wet AMD and new products as they come to market, in particular, Lucentistm (ranibizumab), a clinical candidate currently in Phase III trials which we anticipate may be launched by Genentech as early as July 2006 and which will adversely impact our market share;

•	Macugen’s efficacy and safety profile must continue to be demonstrated in a broad patient population to be consistent with that shown in its clinical trials, and we must continue to receive positive data from ongoing clinical trials for Macugen;

•	Our ability to establish and demonstrate through clinical trials a new treatment paradigm that positions Macugen as safe and effective in the chronic management of wet AMD — both in sequential regimens, such as following induction therapy with agents that target all isoforms of the VEGF molecule, or pan-VEGF inhibitors, such as Avastin or Lucentis, or PDT or steroids, or as first-line therapy in early-stage wet AMD; and

•	Continued future commercial success for Macugen will depend on our ability to expand the indications for which we can market Macugen.
      In addition to the factors above, information from our competitors or the academic community indicating that current products or new products are more effective than Tarceva or Macugen could, if and when it is generated, impede our market penetration or decrease our existing market share for these products. Our Tarceva and Macugen-derived revenues also would diminish if third-party payors, including private health coverage insurers and health maintenance organizations, do not provide adequate coverage or reimbursement for these products.
      Our ability to realize potential milestone and royalty payments from the licenses for our DPIV patent portfolio is dependent on the success of our licensees in developing and registering their DPIV inhibitors. For example, while Merck & Co., Inc. has filed a new drug application, or NDA, for its DPIV inhibitor, Januviatm (sitagliptin phosphate), which filing triggered a milestone payment to us, it is possible that the product may not receive approval from the FDA, in which case we will not receive any royalty revenue.

If our competitors succeed in developing products and technologies that are more effective than our own, or if scientific developments change our understanding of the potential scope and utility of our products, then our products and technologies may be rendered less competitive.
      We face significant competition from industry participants that are pursuing products and technologies that are similar to those we are pursuing and who are developing pharmaceutical products that are competitive with our products and potential products. Some of our industry competitors have greater capital resources, larger overall research and development staffs and facilities, and a longer history in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing than we do. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development, as well as new scientific developments, may result in our compounds, products or processes becoming obsolete before we can recover any of the expenses incurred to develop them.

      The market for new oncology products is very competitive, with many products currently in Phase III development. Most major pharmaceutical companies and many biotechnology companies, including our collaborators for Tarceva, Genentech and Roche, currently devote a portion or all of their operations to the research and development of new oncology drugs or additional indications for oncology drugs which are already marketed. In the second and third line settings for the NSCLC indication, Tarceva currently competes with existing chemotherapy options such as Alimta® (pemetrexed), and may compete in the future against a number of products in clinical trials, including Avastin. In the pancreatic setting, Tarceva may experience competition from a number of other drugs, including Avastin, Erbitux® (cetuximab), Eloxatin® (oxaliplatin injection) and Xeloda® (capecitabine). If ongoing Phase III clinical trials for Erbitux have exceptional activity, we would expect that Erbitux would pose a serious competitive threat to Tarceva in as early as 2007.
      Macugen competes against one FDA approved therapy for the treatment of wet AMD, Visudyne®, a photodynamic therapy, in combination with thermal laser treatment. However, we believe Macugen faces its most significant competition from two pan-VEGF agents from Genentech: Avastin, and the clinical candidate Lucentis, an antibody fragment of Avastin. Genentech announced Phase III trial results for Lucentis which suggested that pan-VEGF agents may have better efficacy than Macugen. Genentech received priority review for Lucentis from the FDA in February 2006 for its biologics license application for Lucentis, and we anticipate that Lucentis may launch as early as July 2006, which will adversely impact the market share for Macugen. An additional clinical trial of Lucentis, known as the PIER study, is also underway. The purpose of the trial is to investigate an alternative, less intensive dosing regimen for Lucentis. If this trial demonstrates the same or very similar efficacy to the monthly dosing frequency tested in the pivotal Lucentis trials, it would eliminate the current advantage Macugen enjoys over Lucentis in treatment frequency, as Macugen currently requires administration every six weeks versus every four weeks for Lucentis. Positive results from this study could also undermine our strategy to capitalize on Macugen’s established safety profile and to position Macugen as safe and effective in the chronic treatment of wet AMD.
      The promising clinical date for Lucentis has also resulted in a significant number of ophthalmologists and retinal specialists engaging in the off-label use of the anti-cancer agent Avastin to treat wet AMD. We believe that the off-label use of Avastin has resulted, and may continue to result, in a reduction of Macugen’s share of the wet AMD market. We estimate that off-label Avastin use currently accounts for up to a 20% share of patient treatments for wet AMD. To date, no formal clinical trials have been conducted testing Avastin for the treatment of wet AMD. As a result, local Medicare carriers have been declining reimbursement for both Avastin and the injection procedure for the treatment of wet AMD. However, our revenues from Macugen would be adversely affected if the Medicare program, local Medicare carriers or fiscal intermediaries were to subsequently make a determination to reimburse Avastin for the treatment of wet AMD. Furthermore, if clinical trial data, when it becomes available, relating to Avastin treatment for wet AMD does not demonstrate the same or similar types of adverse events highlighted in the prescribing information for Avastin for the treatment of colorectal cancer, we will not be able to capitalize on the established safety profile for Macugen which is a key component of our strategy for stabilizing, maintaining, and ultimately growing Macugen’s share of the wet AMD market. Our inability to implement this strategy would have a negative impact on our results of operations and financial condition.
      In the event that Macugen is approved for the treatment of diabetic macular edema, or DME, it would compete against current treatments for DME, including off-label use of intravitreous Avastin, and potentially against a number of clinical trial candidates.
      We expect that our lead clinical candidate for the treatment of type 2 diabetes, PSN9301, will face competition from a number of drugs currently in clinical development. Treatments from Merck, Novartis AG and GlaxoSmithKline PLC are at a more advanced stage of development than PSN9301 and Takeda Pharmaceutical Company, Bristol-Myers Squibb Company and other pharmaceutical and biotechnology companies have development programs that are competitive with PSN9301.

We depend heavily on our co-development and marketing alliance with Genentech and Roche for Tarceva. If Genentech or Roche terminate these alliances, or are unable to meet their contractual obligations, it would negatively impact our revenues and harm our business.
      Tarceva is being developed and commercialized in an alliance under co-development and marketing agreements with Genentech and Roche. Genentech leads the marketing efforts in the United States and Roche markets the drug in the rest of the world. The OSI/ Genentech collaboration agreement continues until the date on which neither we nor Genentech are entitled to receive a share of the operating profits or losses on any products resulting from the collaboration, that is, until the date that we and Genentech mutually agree to terminate the collaboration or until either party exercises its early termination rights as described as follows. The OSI/ Genentech collaboration agreement is subject to early termination in the event of certain customary defaults, such as material breach of the agreement and bankruptcy. In addition, since January 8, 2003, Genentech has had the right to terminate the OSI/ Genentech collaboration agreement with six months’ prior written notice. The provisions of the amendment allowing us to co-promote are also subject to termination by Genentech upon a material breach of the amendment by us, which remains uncured, or upon a pattern of nonmaterial breaches which remain uncured.
      The OSI/Roche agreement continues until the date on which we are no longer entitled to receive a royalty on products resulting from the development of Tarceva, that is, until the date of expiration or revocation or complete rejection of the last to expire patent covering Tarceva or, in countries where there is no valid patent covering Tarceva, on the tenth anniversary of the first commercial sale of Tarceva in that country. The OSI/ Roche agreement is subject to early termination in the event of certain customary defaults, such as material breach of the agreement and bankruptcy. In addition, since July 31, 2003, Roche has had the right to terminate the agreement on a country-by-country basis with six months’ prior written notice. We also currently have the right to terminate the agreement on a country-by-country basis if Roche has not launched or marketed a product in such country under certain circumstances.
      If we do not maintain a successful collaborative alliance with Genentech and Roche for the co-development and commercialization of Tarceva, or if Genentech or Roche are unable to meet their contractual obligations, we may be forced to focus our efforts internally to further commercialize and develop Tarceva without the assistance of a marketing and promotion partner. This would require greater financial resources and would result in us incurring greater expenses and may cause a delay in market penetration while we expand our commercial operations or seek alternative collaborative partners.
We depend heavily on our collaboration with Pfizer for the continued development and commercialization of Macugen. Our relationship with Pfizer involves a complex sharing of control over decisions, responsibilities, and costs and benefits. Any loss of Pfizer as a collaborator, or any adverse development in the collaboration, could harm or cause a delay in the continued development and commercialization of Macugen.
      In December 2002, we entered into our collaboration with Pfizer to develop and commercialize Macugen for the prevention and treatment of diseases of the eye. The collaboration involves a complex sharing of control over decisions, responsibilities and costs and benefits. For example, with respect to the sharing of costs and benefits, Pfizer co-promotes Macugen with us in the United States and shares with us in gross profits and losses. Outside the United States, Pfizer will commercialize Macugen pursuant to an exclusive license and pay us a royalty on net sales.
      In addition, Pfizer generally is required to fund a majority of the ongoing development costs incurred pursuant to an agreed upon development plan. The collaboration is governed by a joint operating committee, consisting of an equal number of representatives of both Pfizer and us who control decisions and responsibilities. There are also subcommittees with equal representation from both parties that have responsibility over development, regulatory, manufacturing and commercialization matters.
      Ultimate decision-making authority is vested in us as to some matters and in Pfizer as to other matters. A third category of decisions requires the approval of both Pfizer and us. Outside the United States, ultimate decision-making authority as to most matters is vested in Pfizer. Pfizer may terminate the collaboration relationship without cause upon six to 12 months’ prior notice, depending on when such notice is given. In addition, until May 14, 2006, Pfizer has the contractual right, due to our acquisition of Eyetech, to terminate a regulatory services agreement and distribution agreement that were entered into at the time of the collaboration agreement. To date, Pfizer has not given notice that it intends to terminate any of these agreements. Any loss of Pfizer as a collaborator in the development or commercialization of Macugen, dispute over the terms of, or decisions regarding, the collaboration or other adverse development in our relationship with Pfizer could harm the continued development and commercialization of Macugen.
Our revenues from our DPIV patent portfolio licenses are contingent upon the ability of the licensees to successfully develop and commercialize their products which are the subject of these licenses.
      We have licensed our DPIV medical use patent portfolio to pharmaceutical companies developing DPIV inhibitor products and expect to receive milestones and royalties in relation to such products. The extent to which we receive revenue under such licenses depends on the progress and success of the licensees’ products. If any of our licensees terminate their DPIV inhibitor programs or do not seek, or fail to receive, regulatory approval for their DPIV inhibitor products, the revenues we receive from such licensees will be reduced.
Although we have clinical candidates in the pipeline for oncology, diabetes and obesity and ophthalmology, that appear to be promising at early stages of development, none of these potential products may reach the commercial market for a number of reasons.
      Successful research and development of pharmaceutical products is high risk. Most products and development candidates fail to reach the market. Our success depends on the discovery of new drugs that we can commercialize. Our pipeline for our oncology, diabetes and obesity, and ophthalmology clinical programs is at an early stage. Other than the development of Tarceva for additional indications, there is currently one oncology clinical candidate. This candidate, which is currently in Phase I trials, targets the co-inhibition of c-kit/ VEGF receptor. Our lead clinical candidate for diabetes is PSN9301, a DPIV inhibitor that targets type 2 diabetes and is currently in Phase II clinical trials. We are also developing PSN357, a glycogen phosphorylase inhibitor currently in a Phase IIa clinical trial, and PSN010, a glucokinase activator, currently in a Phase I trial. In ophthalmology, we have an anti-PDGF aptamer in pre-clinical development for the treatment of wet AMD, in addition to DME and central retinal vein occlusion clinical programs for further development of Macugen for these indications. Given the early stage of each of these clinical candidates, there can be no assurance at this time that any of them will become a marketed drug.
      The clinical candidates in our pipeline may never reach the market for a number of reasons. They may be found ineffective or may cause harmful side-effects during preclinical testing or clinical trials or fail to receive necessary regulatory approvals. Interim results of preclinical or clinical studies are not necessarily predictive of their final results, and acceptable results in early studies might not be seen in later studies, in large part because earlier phases of studies are often conducted on smaller groups of patients than later studies, and without the same trial design features, such as randomized controls and long-term patient follow-up and analysis. We may find that certain products cannot be manufactured on a commercial scale and, therefore, they may not be economical to produce. Our products could also fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties.
      We must provide the FDA and similar foreign regulatory authorities with preclinical and clinical data that demonstrate that our product candidates are safe and effective for each target indication before they can be approved for commercial distribution. The preclinical testing and clinical trials of any product candidates that we develop must comply with regulations by numerous federal, state and local government authorities in the United States, principally the FDA, and by similar agencies in other countries. Clinical development is a long, expensive and uncertain process and is subject to delays. We may encounter delays or rejections based on our inability to enroll or keep enrolled enough patients to complete our clinical trials, especially as new competitors are approved to enter into the market. Patient enrollment depends on many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites and the eligibility criteria for the trial. Although we have not to date experienced any significant delays in enrolling clinical trial patients for our ongoing clinical trials, delays in patient enrollment for future trials may result in increased costs and delays, which could have a harmful effect on our ability to develop products.
      A significant portion of the research that we are conducting involves new and unproven technologies. Research programs to identify disease targets and product candidates require substantial technical, financial and human resources whether or not we ultimately identify any candidates. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield candidates for clinical development for a number of reasons, including difficulties in formulation which cannot be overcome, inadequate intellectual property protection and timing and competitive concerns.
If any of our current or future marketed products, including Tarceva or Macugen, were to become the subject of problems related to their efficacy, safety, or otherwise, or if new, more effective treatments were introduced into the market, our revenues from our marketed products could decrease.
      If Tarceva or Macugen or any of our other current or future marketed products become the subject of problems, including those related to, among others:

•	efficacy or safety concerns with the products, even if not justified;

•	unexpected side-effects;

•	regulatory proceedings subjecting the products to potential recall;

•	publicity affecting doctor prescription or patient use of the product;

•	pressure from competitive products; or

•	introduction of more effective treatments;
our revenues from such marketed products could decrease. For example, efficacy or safety concerns from time to time arise, whether or not justified, that could lead to additional safety warnings on the label or to the recall or withdrawal of such marketed products. In the event of a recall or withdrawal of Tarceva or Macugen, our revenues would decline significantly.
      In late 2005 and early 2006, reports of very infrequent but serious hypersensitivity reactions related to the administration of Macugen have led to changes in the approved label for Macugen in the United States and internationally. While these reports are rare, and their causal relationship to Macugen or other drugs and procedures co-administered with Macugen cannot be determined, the need for additional safety warnings or precautions may alter or delay regulatory decisions related to pending applications for approval to market Macugen in certain territories.
We are responsible for the manufacture and supply of Tarceva and Macugen in the United States. Because we have no commercial manufacturing facilities, we are dependent on two suppliers for the active pharmaceutical ingredient, or API, for Tarceva, a single supplier for the tableting of Tarceva in the United States and third parties for the manufacture of Macugen. If any of these third parties fails to meet its obligations, our revenues from our marketed products could be negatively affected.
      We are responsible for manufacturing and supplying Tarceva in the United States under the terms of a Manufacturing and Supply Agreement entered into with Genentech in 2004. We rely on two third-party suppliers to manufacture erlotinib, the API for Tarceva. We also currently rely on a single manufacturer to formulate the Tarceva tablets. We are presently seeking another manufacturer to serve as a back-up provider of Tarceva tablets.
      We do not currently manufacture Macugen or any component of Macugen. We currently rely on separate single sources for the API used in Macugen, pegaptanib sodium, the fill and finish for the finished drug product, and the pegylation reagent. We are presently seeking another manufacturer to serve as a backup provider of API for Macugen.

      If our relationships with any of these manufacturers with respect to Tarceva and Macugen terminate or if these manufacturers are unable to meet their obligations, we would need to find other sources of supply. Such alternative sources of supply may be difficult to find on terms acceptable to us or in a timely manner, and, if found, would require FDA approval which could cause delays in the availability of erlotinib and ultimately Tarceva tablets, or pegaptanib sodium and ultimately Macugen, which, in turn, would negatively impact our revenues derived from Tarceva or Macugen.
A component of our business strategy is to enter into collaborations with third parties to develop and commercialize certain of our products when we believe that doing so will maximize product value. We may not be successful in establishing such collaborations, which could adversely affect our ability to develop and commercialize certain of our products.
      A component of our business strategy is to enter into collaborations with third party collaborators for the development and commercialization of certain of our product candidates, similar to our collaborations with Genentech and Roche for Tarceva and Pfizer for Macugen, when we believe that doing so will maximize the potential for the product. We face significant competition in seeking appropriate collaborators. Moreover, these collaboration arrangements are complex to negotiate and time consuming to document. We may not be successful in our efforts to establish additional collaborations or other alternative arrangements. If we are unable to reach agreements with suitable collaborators, we may fail to meet our business objectives for the affected product or program. The terms of any additional collaborations or other arrangements that we establish for our product candidates may not be as favorable to us than if we had pursued independent development and commercialization. Moreover, these collaborations or other arrangements may not be successful and the termination of these arrangements might adversely affect our ability to develop, commercialize and market certain of our products.
      The success of any of these potential collaboration arrangements will depend heavily on the efforts and activities of our future collaborators. Our collaborators will have significant discretion in determining the efforts and resources that they will apply to these collaborations. The risks that we face in connection with these collaborations include the following:

•	Our collaborators may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products that are the subject of our collaborations with them; and

•	Our collaborators may change the focus of their development and commercialization efforts. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in these industries. The ability of our products to reach their potential could be limited if our collaborators decrease or fail to increase spending relating to such products.
Our reliance on third parties, such as clinical research organizations, or CROs, may result in delays in completing, or a failure to complete, clinical trials if they fail to perform under our agreements with them.
      In the course of product development, we engage CROs to conduct and manage clinical studies and to assist us in guiding our products through the FDA review and approval process. For example, we collaborated with the National Cancer Institute of Canada’s Clinical Trial Group based at Queens University, Ontario, in connection with our Tarceva Phase III trials. Because we have engaged and intend to continue to engage CROs to help us conduct our clinical studies and obtain market approval for our drug candidates, many important aspects of this process have been and will be out of our direct control. If the CROs fail to perform their obligations under our agreements with them or fail to perform their responsibilities with respect to clinical trials in a satisfactory manner, we may face delays in completing our clinical trials, as well as commercialization of our drug candidates. Furthermore, any loss or delay in obtaining contracts with such entities may also delay the completion of our clinical trials and the market approval of drug candidates.

Risks Relating to Regulatory Matters
The manufacture and packaging of pharmaceutical products such as Tarceva and Macugen are subject to the requirements of the FDA and similar foreign regulatory bodies. If we or our third party manufacturers fail to satisfy these requirements, our or their product development and commercialization efforts may be materially harmed.
      The manufacture and packaging of pharmaceutical products, such as Tarceva and Macugen and our future product candidates, are regulated by the FDA and similar foreign regulatory bodies and must be conducted in accordance with the FDA’s current good manufacturing practices and comparable requirements of foreign regulatory bodies. There are a limited number of manufacturers that operate under these current good manufacturing practices regulations who are both capable of manufacturing our products, and willing to do so. Our failure or the failure of our third party manufacturers to comply with applicable regulations, requirements, or guidelines could result in sanctions being imposed on us or them, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business. We cannot be certain that we or our present or future suppliers will be able to comply with the pharmaceutical cGMP regulations or other FDA regulatory requirements. If we fail to meet our manufacturing obligations for Tarceva, our partner, Genentech, has the contractual right to take over the supply of Tarceva in the United States.
      Changes in the manufacturing process or procedure, including a change in the location where a product is manufactured or a change of a third party manufacturer, require prior FDA review and/or approval of the manufacturing process and procedures in accordance with the FDA’s current good manufacturing practices. This review may be costly and time consuming and could delay or prevent the launch of a product or the use of a facility to manufacture a product. In addition, if we elect to manufacture products at the facility of another third party, we will need to ensure that the new facility and the manufacturing process are in substantial compliance with good manufacturing practices. Any such change in facility would be subject to a pre-approval inspection by the FDA and the FDA would require us to demonstrate product comparability. Foreign regulatory agencies have similar requirements.
      Any prolonged interruption in the operations of our contractor’s manufacturing facilities could result in cancellations of shipments, loss of product in the process of being manufactured, or a shortfall or stock-out of available product inventory, any of which could have a material adverse impact on our business. A number of factors could cause prolonged interruptions in manufacturing.
      The FDA and similar foreign regulatory bodies may also implement new standards, or change their interpretation and enforcement of existing standards and requirements, for manufacture, packaging or testing of products at any time. If we are unable to comply, we may be subject to regulatory, civil actions or penalties which could significantly and adversely affect our business. For example, with regard to Macugen, as a result of a post-approval commitment to the FDA to improve the control and environment for our finished drug product, we may experience delays or challenges in meeting our regulatory commitment, or need to change the final presentation or packaging for Macugen. Such a change may lead to an increase in cost of goods.
If government agencies do not grant us or our collaborative partners required approvals for any of our potential products in a timely manner or at all, we or our collaborative partners will not be able to distribute or sell our products currently under development.
      All of our potential products must undergo extensive regulatory approval processes in the United States and other countries. These regulatory processes, which include preclinical testing and clinical trials of each compound to establish safety and efficacy, can take many years and require the expenditure of substantial resources. The FDA and the other regulatory agencies in additional markets which are material to us and our collaborative partners, including the European Agency for the Evaluation of Medical Products and the Japanese Ministry of Health, may delay or deny the approval of our potential products. Although we have been successful in gaining regulatory approval for Tarceva and Macugen in the United States and our collaboration partners have gained approval for Tarceva and Macugen in Canada, the European Union and a

number of other territories, there can be no guarantee of subsequent approvals either for Tarceva and Macugen in other territories or for other indications in the United States or for other products in the United States and other territories.
      Delays or rejections may be encountered during any stage of the regulatory process based upon the failure of the clinical data to demonstrate compliance with, or upon the failure of the product to meet, a regulatory agency’s requirements for safety, efficacy and quality. Any such delay could have a negative effect on our business. A drug candidate cannot be marketed in the United States until it has been approved by the FDA. Once approved, drugs, as well as their manufacturers, are subject to continuing and ongoing review, and discovery of previously unknown problems with these products or the failure to adhere to manufacturing or quality control requirements may result in restrictions on their distribution, sale or use, or their withdrawal from the market. The FDA also has the authority, when approving a product, to impose significant limitations on the product in the nature of warnings, precautions and contra-indications that could negatively affect the profitability of a drug. Failure to comply with a Phase IV commitment can lead to FDA action either to withdraw approval of a drug or to limit the scope of approval.
      Furthermore, once a drug is approved, it remains subject to ongoing FDA regulation. Approved drugs can only be marketed for the indications and claims approved by the FDA. If we fail to comply with the FDA regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained, the FDA, or the Office of the Inspector General of the U.S. Department of Health and Human Services, or HHS, Department of Justice, or state Attorney Generals could bring an enforcement action against us that would inhibit our marketing capabilities as well as result in significant penalties. Additional post-approval regulation by FDA includes changes to the product label, new or revised regulatory requirements for manufacturing practices, written advisements to physicians or a product recall.
      The current regulatory framework could change or additional regulations could arise at any stage during our product development or marketing, which may affect our ability to obtain or maintain approval of our products or require us to make significant expenditures to obtain or maintain such approvals. The ability to market and sell a drug product outside of the United States is also subject to stringent and, in some cases, equally complex regulatory processes that vary depending on the jurisdiction.
Competitors could challenge our patents and file an abbreviated new drug application, or ANDA, or a 505(b)(2) new drug application for a generic or a modified version of Tarceva or Macugen and adversely affect their competitive position.
      Products approved for commercial marketing by the FDA are subject to the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act. The Hatch-Waxman Act provides companies with marketing exclusivity for varying time periods during which generic or modified versions of a drug may not be marketed and allows companies to apply to extend patent protection for up to five additional years. It also provides a means for approving generic versions of a drug once the marketing exclusivity period has ended and all relevant patents have expired. The period of exclusive marketing, however, may be shortened if a patent is successfully challenged and defeated. Competitors with a generic or a modified version of Tarceva or Macugen may attempt to file an ANDA or a 505(b)(2) NDA and challenge our patents and marketing exclusivity. Such applications would have to certify that the patents in the Tarceva or Macugen NDA are invalid or not infringed by the manufacture, use, or sale of the product described in that ANDA or 505(b)(2) application under the Hatch-Waxman Act, or a “Paragraph IV certification.” If successful, a competitor could come to market at an earlier time than expected. Since Tarceva and Macugen have five-year new chemical entity exclusivity, such a Paragraph IV challenge could not commence until at least late 2008. We can provide no assurances that we can prevail in a challenge or litigation related to our patents or exclusivity. Furthermore, regardless of the ultimate outcome of any litigation, the mere submission of such competitor application or the public announcement by a competitor that it intends to submit an application in the future may itself cause our stock price to decrease.

Some of our activities may subject us to risks under federal and state laws prohibiting “kickbacks” and false or fraudulent claims.
      We are subject to the provisions of a federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state laws, which prohibit payments intended to induce physicians or others either to purchase or arrange for or recommend the purchase of healthcare products or services. While the federal law applies only to products or services for which payment may be made by a federal healthcare program, state laws may apply regardless of whether federal funds may be involved. These laws constrain the sales, marketing and other promotional activities of manufacturers of drugs such as us, by limiting the kinds of financial arrangements, including sales programs, with hospitals, physicians, and other potential purchasers of drugs. Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, or are for items or services that were not provided as claimed. Anti-kickback and false claims laws prescribe civil and criminal penalties for noncompliance that can be substantial, including the possibility of exclusion from federal healthcare programs (including Medicare and Medicaid).
      Pharmaceutical companies have been the target of lawsuits and investigations alleging violations of government regulation, including claims asserting violations of the federal False Claim Act, the federal anti-kickback statute, and other violations in connection with off-label promotion of products and Medicare and/or Medicaid reimbursement, or related to claims under state laws, including state anti-kickback and fraud laws. While we continually strive to comply with these complex requirements, interpretations of the applicability of these laws to marketing practices is ever evolving and even an unsuccessful challenge could cause adverse publicity and be costly to respond to, and thus could have a material adverse effect on our business, results of operations and financial condition.
If we do not receive adequate third-party reimbursement for the sales of our marketed products, we may not be able to sell such products on a profitable basis.
      Sales of our marketed products depend, in part, upon the extent to which the costs of our products are paid by health maintenance organizations, managed care, pharmacy benefit and similar reimbursement sources, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. Such third-party payors continue to aggressively challenge the prices charged for healthcare products and services. Additionally, federal and state governments have prioritized the containment of healthcare costs, and drug prices have been targeted in this effort. If these organizations and third-party payors do not consider our products to be cost-effective, they may not reimburse providers of our products, or the level of reimbursement may not be sufficient to allow us to sell our products on a profitable basis.
      In some foreign countries, particularly Canada and the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six to 12 months or longer after the receipt of regulatory marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our products to other available therapies.
      Because most persons suffering from wet AMD are elderly, coverage for Macugen in the United States is primarily through the Medicare program. Although drugs that are not usually self-administered are ordinarily covered by Medicare, the Medicare program has taken the position that it can decide not to cover particular drugs if it determines that they are not “reasonable and necessary” for Medicare beneficiaries. Limitations on coverage could also be imposed at the local Medicare carrier level or by fiscal intermediaries. In February 2005, Centers for Medicare & Medicaid Services, the agency that administers Medicare, determined that, effective January 1, 2005, Macugen’s Medicare reimbursement will be average sales price plus six percent. By February 28, 2005, Medicare carriers of all 50 states confirmed Macugen reimbursement, according to the FDA label, without restrictions. However, our revenues from Macugen could be significantly negatively affected if the Medicare program, local Medicare carriers or fiscal intermediaries were to subsequently make a determination to deny or limit the reimbursement of Macugen. Our revenues from Macugen also could be negatively affected if physicians are not reimbursed by Medicare for the cost of the procedure in which they administer Macugen on a basis satisfactory to the administering physicians. Also, if the local contractors that administer the Medicare program are slow to reimburse physicians for Macugen, the demand for Macugen may decrease and our revenues from Macugen could be negatively affected.
The 2003 Medicare prescription drug coverage legislation, the Medicare Prescription Drug Improvement and Modernization Act, or the MMA, and future legislative or regulatory reform of the healthcare system may affect our ability to sell certain of our products, including Macugen, profitably.
      In both the United States and some non-U.S. jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell certain of our products, including Macugen, profitably. In the United States, new legislation may be proposed at the federal and state levels that would result in significant changes to the healthcare system, either nationally or at the state level. Effective January 2004, the MMA changed the methodology used to calculate reimbursement for drugs such as Macugen that are administered in physicians’ offices in a manner intended to reduce the amount that is subject to reimbursement. In addition, the legislation directs the Secretary of HHS to contract with procurement organizations to purchase physician-administered drugs from the manufacturers and to provide physicians with the option to obtain drugs through these organizations as an alternative to purchasing from the manufacturers, which some physicians may find advantageous. These changes may also cause private insurers to reduce the amounts that they will pay for physician-administered drugs. Our revenues from Macugen could be significantly negatively affected if, as a result of the Medicare prescription drug coverage legislation, reimbursement for Macugen were to be reduced and if this legislation affects the amounts that private insurers will pay.
Risks Related to Intellectual Property and Legal Matters
If we or our collaborative partners are required to obtain licenses from third parties, our revenues and royalties on any commercialized products could be reduced.
      The development of some of our products may require the use of technology developed by third parties. The extent to which efforts by other researchers have resulted or will result in patents and the extent to which we or our collaborative partners are forced to obtain licenses from others, if available, on commercially reasonable terms is currently unknown. If we or our collaborative partners must obtain licenses from third parties, fees must be paid for such licenses, which would reduce the revenues and royalties we may receive on commercialized products.
If we cannot successfully protect, exploit or enforce our intellectual property rights, our ability to develop and commercialize our products will be severely limited.
      We hold numerous U.S. and foreign patents as well as trademarks and trade secrets; we also have many pending applications for additional patents. We intend to continue to seek patent protection for, or maintain as trade secrets, the potentially valuable intellectual property arising from our research and development activities, including commercially promising product candidates that we have discovered, developed or acquired. Our success depends, in part, on our ability and our collaborative partners’ ability to obtain and maintain patent protection for new product candidates, maintain trade secret protection and operate without infringing the valid and enforceable proprietary rights of third parties. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. Without patent and other similar protection, other companies could offer the same or substantially identical products for sale without incurring the sizeable discovery and development costs that we have incurred. Our ability to recover these expenditures and realize profits upon the sale of products could be diminished. The process of obtaining patents can be time-consuming and expensive with no certainty of success. Even if we spend the necessary time and money, a patent may not issue or it may insufficiently protect the technology it was intended to protect. Even if issued, such issuance is not conclusive as to a patent’s validity or its enforceability. Patents may be challenged, narrowed, invalidated or circumvented, which could limit our ability to prevent or stop competitors from marketing similar products or limit the length of term of patent protection we may have for our products. For example, our patent which claims the use of DPIV inhibitors for lowering blood glucose levels was revoked by the European Patent Office in May 2004, and is being opposed in the German and Australian patent offices. Although we are currently challenging the revocation of our patent by the European Patent Office and the proceedings in Germany and Australia are at an early stage, if we are unsuccessful in defending these oppositions and the patent is revoked without possibility of appeal, this will potentially reduce the royalty revenue we derive from the non-exclusive licenses we have granted under the revoked patent in these territories where the patent is revoked.
      We can never be certain that we were first to develop the technology or that we were first to file a patent application for the particular technology because most U.S. patent applications are confidential until a patent publishes or issues, and publications in the scientific or patent literature lag behind actual discoveries. If our pending patent applications are not approved for any reason or if we are unable to receive patent protection for additional proprietary technologies that we develop, the degree of future protection for our proprietary rights will remain uncertain. Third parties may independently develop similar or alternative technologies, duplicate some or all of our technologies, design around our patented technologies or challenge our pending or issued patents. Furthermore, the laws of foreign countries may not protect our intellectual property rights effectively or to the same extent as the laws of the United States. In addition, some countries do not offer patent protection for certain biotechnology-related inventions. If our intellectual property rights are not adequately protected, we may not be able to commercialize our technologies, products or services and our competitors could commercialize our technologies, which could result in a decrease in our sales and market share that would harm our business and operating results.
      We are also party to a number of licenses that give us rights to third-party intellectual property that is necessary or useful to our business. Our success will depend in part on the ability of our licensors to obtain, maintain and enforce our licensed intellectual property, in particular, those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute the patent applications to which we have licenses. Even if patents issue in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might to able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects.
If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be negatively impacted.
      In addition to patented technology, we rely upon unpatented proprietary technology, trade secrets, processes, and know-how. We seek to protect this information in part by entering into confidentiality agreements with our employees, consultants and third parties. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors.
The failure to prevail in litigation or the costs of litigation, including patent infringement claims, could harm our financial performance and business operations and could cause delays in product introductions.
      We are susceptible to litigation. For example, as a public company, we are subject to claims asserting violations of securities laws and derivative actions. In particular, we currently face a securities class action alleging violations of securities laws which are described in our filings with the SEC. In addition, as a biotechnology company, our processes and potential products may conflict with patents that have been or may be granted to competitors, academic institutions or others. We cannot ensure that our products or methods do not infringe upon the patents or other intellectual property rights of third parties. As the biotechnology and pharmaceutical industries expand and more patents are filed and issued, the risk increases that our patents or patent applications for our product candidates may give rise to a declaration of interference by the U.S. Patent and Trademark Office, or to administrative proceedings in foreign patent offices, or that our activities lead to claims of patent infringement by other companies, institutions or individuals. These entities or persons could bring legal proceedings against us seeking substantial damages or seeking to enjoin us from researching, developing, manufacturing or marketing our products, which could result in substantial costs and harm our reputation. If any of these actions are successful, we may not only be required to pay substantial damages for past use of the asserted intellectual property but we may also be required to cease the infringing activity or obtain the requisite licenses or rights to use the technology, that may not be available to us on acceptable terms, if at all. Litigation and other proceedings may also absorb significant management time.
      Litigation is inherently unpredictable and we may incur substantial expense in defending ourselves or asserting our rights in the litigation to which we are currently subject, or in new lawsuits or claims brought against us. Litigation can be expensive to defend, regardless of whether a claim has merit, and the defense of such actions may divert the attention of our management that would otherwise be engaged in running our business and utilize resources that would otherwise be used for the business. In the event of an adverse determination in a lawsuit or proceeding, or our failure to license essential technology, our sales could be harmed and/or our costs increase, which would harm our financial condition and our stock price may decline. While we currently maintain insurance that we believe is adequate, we are subject to the risk that our insurance will not be sufficient to cover claims.
The use of any of our potential products in clinical trials and the sale of any approved products exposes us to liability claims.
      The nature of our business exposes us to potential liability risks inherent in the research, development, manufacturing and marketing of drug candidates and products. If any of our drug candidates in clinical trials or our marketed products harm people or allegedly harm people, we may be subject to costly and damaging product liability claims. Many patients who participate in clinical trials are already ill when they enter a trial. The waivers we obtain may not be enforceable and may not protect us from liability or the costs of product liability litigation. While we currently maintain product liability insurance that we believe is adequate, we are subject to the risk that our insurance will not be sufficient to cover claims. There is also a risk that adequate insurance coverage will not be available in the future on commercially reasonable terms, if at all. The successful assertion of an uninsured product liability or other claim against us could cause us to incur significant expenses to pay such a claim, could adversely affect our product development and could cause a decline in our product revenues. Even a successfully defended product liability claim could cause us to incur significant expenses to defend such a claim, could adversely affect our product development and could cause a decline in our product revenues.
If we fail to comply with our obligations in the agreements under which we license development or commercialization rights to products or technology from third parties, we could lose license rights that are important to our business.
      We are party to a number of technology licenses that are important to our business and expect to enter into additional licenses in the future. For example, we hold licenses from Gilead Sciences, Inc., Nektar Therapeutics and Isis Pharmaceuticals, Inc. under patents relating to Macugen. These licenses impose various commercialization, milestone payment, royalty, insurance and other obligations on us. If we fail to comply with these obligations, the licensor may have the right to terminate the license, in which event we would not be able to market products that utilize the licensed technology, such as Macugen.
Risks Related to Our Common Stock
Our stock price remains highly volatile which could make it difficult for our stockholders to resell our common stock.
      If our stock price falls, our stockholders may not be able to sell their stock when desired or at desirable prices. When the stock prices of companies in the Nasdaq Biotechnology Index fall, our stock price will most likely fall as well. The stock price of biotechnology and pharmaceutical companies, including our stock price, has been volatile and may remain volatile for the foreseeable future. From January 1, 2004 through December 31, 2004, the range of the closing price of our common stock was between $29.81 and $91.10 and the range of the Nasdaq Biotechnology Index was between 622.19 and 845.11. From January 1, 2005 through

December 31, 2005, the range of the closing price of our common stock was between $21.99 and $72.30, and the range of the Nasdaq Biotechnology Index was between 641.35 and 812.65. From January 1, 2006 through March 7, 2006, the range of the closing price of our common stock was between $26.97 and $32.62 and the range of the Nasdaq Biotechnology Index was between 800.97 and 874.18.
      The following factors, among others, some of which are beyond our control, may also cause our stock price to decline:

•	a decline in sales of our marketed products, including Tarceva and Macugen;

•	a decline in our business operating results or prospects;

•	announcement or launching of technological innovations or new therapeutic products by third parties;

•	positive clinical efficacy or safety results from our competitors’ products;

•	public concern as to the safety of our products and potential products;

•	comments by securities analysts regarding us or our competitors and general market conditions;

•	future sales of substantial amounts of our common stock by us or existing stockholders;

•	negative developments concerning strategic alliance agreements;

•	changes in government regulation, including pricing controls, that impact our products;

•	negative or neutral clinical trial results;

•	delays with the FDA in the approval process for products and clinical candidates; and

•	developments in laws or regulations that impact our patent or other proprietary rights.
We have outstanding options, convertible debt, contingent value rights and warrants, the exercise, conversion or exchange of which could dilute stockholder value and cause our stock price to decline.
      We grant stock options to our employees and other individuals as part of our overall compensation plan which, upon vesting, are exercisable for common stock. In addition, we have issued convertible debt which may be converted into common stock and warrants which may be exercised for common stock as well as contingent value rights which, upon the occurrence of certain events, may be exchanged for common stock. We are not able to estimate when, if ever, the stock options or convertible debt will be exercised or converted into common stock or when, if ever, shares will be issued in connection with the contingent value rights or warrants, but any such conversion or issuance would almost certainly dilute stockholder value.
      Further, if some or all of such shares are registered and sold into the public market over a short time period, the price of our stock is likely to decline, as the market may not be able to absorb those shares at the prevailing market prices. This may also make it more difficult for us to sell equity securities in the future at a time and a price that we deem appropriate.
Our governance documents and state law provide certain anti-takeover measures which will discourage a third party from seeking to acquire us and may impede the ability of stockholders to remove and replace our board of directors and, therefore, our management.
      We have had a shareholder rights plan, commonly referred to as a “poison pill,” since January 1999. The purpose of the shareholder rights plan is to protect stockholders against unsolicited attempts to acquire control of us that do not offer a fair price to our stockholders as determined by our board of directors. Under the plan, the acquisition of 17.5% or more of our outstanding common stock by any person or group, unless approved by our board of directors, will trigger the right of our stockholders (other than the acquiror of 17.5% or more of our common stock) to acquire additional shares of our common stock, and, in certain cases, the stock of the potential acquiror, at a 50% discount to market price, thus significantly increasing the acquisition cost to a potential acquiror. The shareholder rights plan may have the effect of dissuading a potential hostile acquiror from making an offer for our common stock at a price that represents a premium to the then-current trading price. In addition, our certificate of incorporation and by-laws contain certain additional anti-takeover protective devices. For example,

•	no stockholder action may be taken without a meeting, without prior notice and without a vote; solicitations by consent are thus prohibited;

•	special meetings of stockholders may be called only by our board of directors, although the proxy statement for our annual meeting of stockholders will include a proposed amendment to our bylaws that, if adopted by our stockholders, would allow stockholders holding 20% of our outstanding shares to call a special meeting of stockholders upon 90 days prior written notice;

•	nominations by stockholders of candidates for election to the board of directors at our annual meeting of stockholders must be made at least 45 days prior to the anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting of stockholders; and

•	our board of directors has the authority, without further action by the stockholders, to fix the rights and preferences, and issue shares, of preferred stock. An issuance of preferred stock with dividend and liquidation rights senior to the common stock and convertible into a large number of shares of common stock could prevent a potential acquiror from gaining effective economic or voting control.
      Further, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation’s outstanding voting stock for a period of three years from the date the stockholder becomes a 15% stockholder. In addition to discouraging a third party from acquiring control of us, the foregoing provisions could impair the ability of existing stockholders to remove and replace our management and/or our board of directors.
Risks Related to the Notes
The notes are and will be subordinated to all existing and any future Senior Indebtedness and rank below our secured debt and the liabilities of our subsidiaries.
      The notes are and will be contractually subordinated in right of payment to our existing and future Senior Indebtedness (as defined in this prospectus and in the indenture relating to the notes). This means that the payment of the principal and interest on the notes is and will be subordinated to the prior payment in full of all of our existing and future Senior Indebtedness. The notes are and will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries and to our secured debt to the extent of the value of the security therefor. Including the issuance of the notes offered hereby, we had $265 million of senior subordinated indebtedness outstanding, and our subsidiaries had no indebtedness outstanding, as of December 31, 2005.
      The indenture does not limit the creation of additional indebtedness. Any significant additional indebtedness incurred may adversely affect our ability to service our debt, including the notes offered hereby. Due to the subordination provisions, in the event of our insolvency, funds which we would otherwise use to pay the holders of the notes will be used to pay the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full. As a result of these payments, our general creditors may recover more, ratably, than the holders of the notes. In addition, the holders of our Senior Indebtedness may restrict or prohibit us from making payments on the notes.

Our outstanding indebtedness increased substantially with the issuance of our 2023 Notes, and the notes offered hereby, and we may not be able to make the required payments on any of these notes when due and therefore we may face liquidity problems.
      As a result of the issuance of our 2023 Notes and the notes offered hereby, our long-term debt was $265 million as of December 31, 2005. Our 2023 Notes and the notes offered hereby significantly increased our interest expense and related debt service costs. Interest on the 2023 Notes accrues at the rate of 3.25% per annum and interest on the notes offered hereby accrues at a rate of 2% per annum. This amounts to interest payments of $2.4 million due and payable semi-annually on March 8 and September 8 of each year on the outstanding amount of the 2023 Notes. In addition, interest payments of $2.3 million are due and payable semi-annually on June 15 and December 15 of each year on the outstanding amount of the notes offered hereby. Cumulative interest payments of $85.3 million are scheduled to be paid between September 8, 2006 and September 8, 2023 on the 2023 Notes and $46.0 million between June 15,2006 and December 15, 2025 on the notes offered hereby.
      Our long-term debt may:

•	make it more difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

•	significantly increase our interest expense and related debt service costs; and

•	make us more vulnerable in the event of a downturn in our business.
      We currently are not generating sufficient net cash flow in excess of our operating budget to satisfy the annual debt service payments on the 2023 Notes or the notes offered hereby. We may be required to or borrow additional funds or sell additional equity to pay interest and to meet our debt service obligations in the future. If we are unable to satisfy our debt service requirements, we will default not only on our 2023 Notes but also on the notes offered hereby, and we would face liquidity problems as a result.
Our ability to repay the notes depends on our future financial success, which may be adversely affected by external factors, some of which are beyond our control.
      At maturity, the entire outstanding principal amount of the notes offered hereby will become due and payable by us. In addition, holders of the notes will have the right to require us to purchase for cash all or a portion of their notes on December 15, 2010, 2015 and 2020 or if a “fundamental change” (as defined in this prospectus and the indenture) occurs. In addition, upon conversion of the notes, if we have made an irrevocable election to settle conversion in cash, we would be required to satisfy our conversion obligation up to the principal amount of the notes in cash.
      Because the notes are debt obligations only of OSI and not our subsidiaries, payments of principal and interest on the notes largely depend on our financial success. Our financial success in turn depends on a variety of factors, some of which are beyond our control, including those set forth in these “Risk Factors.”
      We may not have sufficient financial resources at such time or be able to arrange for additional financing to pay the principal amount at maturity, purchase price or change in control purchase price on the notes when due or to settle the conversion of the notes in cash.
      Further, our ability to purchase the notes in any such event, or to settle the conversion of the notes in cash, may be limited by law, the indenture, by the terms of other agreements relating to our Senior Indebtedness as such indebtedness and agreements may be entered into, replaced, supplemented or amended from time to time. We also may be required to refinance our Senior Indebtedness in order to make such payments.
An active trading market for the notes may not develop.
      The notes are a new issue of securities. The notes are not listed on any national securities exchange or included in any automated quotation system. Although the notes are eligible for trading in the PORTAL®

market, we cannot assure you that an active trading market for the notes will develop or be sustained. The notes resold pursuant to this prospectus are not eligible for trading on the portal market. If an active trading market for the notes fails to develop or be sustained, the notes could trade at prices that may be lower than the initial offering price of the notes. Further, you may not be able to sell your notes easily or at prices that provide you with a yield comparable to similar investments that have a developed secondary market. Whether or not the notes will trade at lower prices depends on many factors, including:

•	prevailing interest rates and the markets for similar securities;

•	the market price of our common stock;

•	general economic conditions; and

•	our financial condition, financial performance and future prospects.
      The market price of the notes is expected to be affected significantly by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for any nonconvertible debt securities that we issue.
We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.
      The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we continue to incur operating losses;

•	limit our subsidiaries’ ability to incur secured indebtedness or indebtedness which would effectively rank senior to the notes;

•	limit our ability to incur any indebtedness, including secured debt and any debt that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.
      Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a “fundamental change” that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the notes as a significant benefit in evaluating whether to invest in the notes.
If we decide to settle any conversion of notes in cash, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.
      The conversion value that you will receive upon conversion of your notes if we decide to settle the conversion in cash, in whole or in part, is generally determined in part by the average of the volume-weighted average price per share of our common stock on the Nasdaq National Market for the 10 consecutive trading days beginning on the first trading day immediately following the last day of the conversion notice retraction period. Accordingly, if the price of our common stock decreases after you tender your notes for conversion, the conversion value you receive may be adversely affected.
The increase in the conversion rate applicable to the notes that are converted in connection with a fundamental change may not adequately compensate you for the lost option time value of your notes as a result of that fundamental change.
      If certain fundamental changes occur before December 15, 2010, we will under certain circumstances increase the conversion rate applicable to the notes that are converted in connection with that fundamental change. The amount of the increase depends upon the date on which the fundamental change becomes effective and the price paid per share of our common stock in the transaction constituting the fundamental change. See “Description of the Notes — Conversion rights — Adjustment to the conversion rate upon certain fundamental changes.” Although this adjustment to the conversion rate is designed to compensate you for the lost option value of your notes as a result of the fundamental change, the amount of the adjustment is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, (i) if a fundamental change occurs on or after December 15, 2010, (ii) if the applicable price is less than $23.54 per share or greater than $65.00 per share (in each case, subject to adjustment), (iii) if we elect, in the case of a “public acquirer fundamental change,” to change the conversion right in lieu of increasing the conversion rate, or (iv) if the applicable listing standards of the Nasdaq National Market limit the amount by which we may increase the conversion rate, then no increase in the conversion rate will occur or such increase will be limited.
The notes may not be rated or may receive a lower rating than anticipated, either of which may adversely affect the trading price of the notes or our common stock.
      We believe it is unlikely that the notes will be rated. However, if one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the notes and our common stock would be harmed.
We expect that the trading value of the notes will be significantly affected by the price of our common stock and other factors.
      The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities. In addition, the liquidity and market price may be materially adversely affected by:

•	changes in the overall market for convertible securities;

•	changes in our financial performance or prospects;

•	the publication of earnings estimates or other research reports and speculation in the press or investment community;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.
The conversion rate of the notes will not be adjusted for all dilutive events.
      The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of the Notes — Conversion rights — Adjustments to the conversion rate.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. We will not be required to increase the conversion rate above 33.9847 shares per $1,000 principal amount (subject to adjustments for stock splits and combinations, stock dividends, reclassifications and similar events). In addition, in order to comply with certain of the continued listing requirements of the Nasdaq National Market, we may not issue more than twenty percent (20%) of our shares of our common stock outstanding in respect of the notes (subject to adjustments for stock splits and combinations, stock dividends, reclassifications and similar events). These limitations could result in us not being able to make anti-dilution adjustments to the conversion rate to which you would otherwise be entitled. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.
Future issuances of common stock may depress the trading price of our common stock and the notes.
      Any issuance of equity securities, including the issuance of shares upon conversion of the notes, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and could substantially decrease the trading price of our common stock and the notes. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons as described above.
You may not be able to convert your notes into shares of our common stock until December 15, 2020 and the value of the notes could be less than the value of the common stock into which your notes could otherwise be converted.
      Until December 15, 2020, the notes are convertible into shares of our common stock only if specified conditions are met. If these conditions for conversion are not met, you will not be able to convert your notes until December 15, 2020 and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible. See “Description of the Notes — Conversion rights — Conditions for conversion.” In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.
You may be deemed to receive a constructive distribution taxable to you, regardless of whether you convert the notes into shares of our common stock.
      The conversion price of the notes is subject to adjustment under certain circumstances. Certain adjustments to (or the failure to make such adjustments to) the conversion price of the notes may result in a taxable constructive distribution to you, regardless of whether you ever convert the notes into shares of our common stock. For example, an increase in the conversion rate as a result of the payment of a cash dividend or cash distribution to our shareholders will result in a constructive distribution to you. This constructive distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the rules under the Internal Revenue Code of 1986, as amended, or the Code, governing corporate distributions. See “Certain United States Federal Income Tax Considerations — Tax consequences to U.S. holders — Adjustment of conversion price” and “— Tax consequences to non-U.S. holders — Adjustment of conversion price.”
Before conversion, holders of the notes are not be entitled to any stockholder rights, but are subject to all changes affecting our common stock.
      If you hold notes, you are not entitled to any rights with respect to shares of our common stock, including rights to receive dividends or distributions. However, the shares of our common stock you receive upon conversion of your notes are subject to all changes affecting our common stock. Except for limited cases under the adjustments to the conversion price, you are entitled only to rights that we may grant with respect to shares of our common stock if and when we deliver shares to you upon your election to convert your notes into shares.

The call spread transactions may affect the value of the notes and our common stock.
      In connection with the issuance of the notes, we entered into call spread transactions with UBS AG, London Branch, an affiliate of UBS Securities LLC, to mitigate against potential dilution from conversion of the notes. The call spread transactions are not intended to eliminate all, and may not eliminate a material amount, of such dilution risk. The call spread transactions expire within five years of the issuance of the notes and will not protect us from the effects of market appreciation of our stock after that time. As a hedge against its obligations to deliver shares under the call spread transactions, UBS AG, London Branch, purchased shares of our common stock in secondary market transactions and entered into various derivative transactions. UBS AG, London Branch or its affiliates are likely to modify their hedge positions throughout the life of the notes by purchasing and selling shares of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock, or they may cause a decrease in the market price of our common stock. As a result, these activities may adversely affect the value of the notes and the value of the common stock you receive upon conversion of the notes.
RATIO OF EARNINGS TO FIXED CHARGES
      The ratios of earnings to fixed charges for the fiscal years indicated are stated below. In December 2004, we changed our fiscal year end to December 31 and filed a transition report on Form 10-QT for the three-month period ended December 31, 2004. For purposes of computing the ratios, earnings represent income (loss) from continuing operations before fixed charges and taxes, and fixed charges represent gross interest expense and a portion of rental expense, which is deemed to be representative of the interest factor.

		Deficiency
Fiscal Year	Ratio	(in thousands)

12/31/05	*	$157,322
Three-Month Transition Period Ended 12/31/04	*	$48,395
9/30/04	*	$260,371
9/30/03	*	$181,357
9/30/02	*	$218,479
9/30/01	*	$20,887

*	For the fiscal year ended December 31, 2005, the three months ended December 31, 2004, and the fiscal years ended September 30, 2004, 2003, 2002 and 2001, earnings were insufficient to cover fixed charges of $9.2 million, $2.1 million, $21.7 million, $10.0 million, $7.9 million and $0.7 million, respectively.
USE OF PROCEEDS
      We will not receive any proceeds from the sale by any selling securityholders of the notes or shares of common stock offered under this prospectus.

PRICE RANGE OF COMMON STOCK
      Our common stock began trading on the Nasdaq National Market under the symbol “OSIP” on April 3, 1986. The following table sets forth, for the periods indicated below, the high and low sales prices for our common stock as reported on the Nasdaq National Market.
      On March 22, 2006, the closing bid price of our common stock as reported on the Nasdaq National Market was $31.40 per share.

	High	Low

2004 Fiscal Year

First Quarter	$34.19	$24.47
Second Quarter	43.26	29.41
Third Quarter	98.70	33.94
Fourth Quarter	70.41	50.71
Three-Month Transition Period

October 1, 2004 through December 31, 2004	$74.95	$44.34
2005 Fiscal Year

First Quarter	$74.90	$41.25
Second Quarter	50.20	34.57
Third Quarter	47.65	28.15
Fourth Quarter	30.35	20.81
2006 Fiscal Year

First Quarter (until March 22, 2006)	$33.42	$26.60
DIVIDEND POLICY
      We have never paid cash dividends and do not anticipate paying any dividends in the foreseeable future.
RECENT EVENTS
      In December 2005, we issued $115,000,000 aggregate principal amount of the notes to UBS Securities, LLC, the initial purchaser of the notes under a Purchase Agreement, dated December 15, 2005. We issued the notes in transactions intended to be exempt from the registration requirements of the Securities Act as private placements. Sales of the notes were made by UBS Securities, LLC to persons reasonably believed to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act. We agreed to file a registration statement, of which this prospectus is a part, to enable the selling securityholders to sell their notes and the shares of common stock issuable upon conversion of the notes.
      In connection with the issuance of the notes offered hereby, we entered into call spread transactions with respect to our common stock with UBS AG, London Branch, an affiliate of UBS. These transactions are intended to reduce the potential dilution upon future conversion of the notes offered hereby. The call spread is a European type option with a lower strike price of $29.425 and an upper strike price of $40.00 and involves an aggregate of 3.4 million shares of our common stock and expires on December 15, 2010. This would have the impact of increasing the effective conversion price of the notes offered hereby from our perspective to $40.00 per share, representing a conversion premium of approximately 70% to the per share closing price on December 15, 2005.

DESCRIPTION OF OTHER INDEBTEDNESS
3 1/4% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2023
      We have outstanding $150 million aggregate principal amount of convertible senior subordinated notes due 2023, which bear interest at a rate of 3 1/4 % per annum, payable semi-annually on each March 8 and September 8. The 2023 Notes will mature on September 8, 2023. In connection with the issuance of the 2023 Notes, we pledged U.S. government securities as security for the first six interest payments on the 2023 Notes.
      The 2023 Notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock. The 2023 Notes are convertible at a conversion price of $50.02 per share, subject to adjustment. On or after September 8, 2008, we may, at our option, redeem for cash all or a portion of the 2023 Notes, at any time and from time to time for a price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. Holders of the outstanding 2023 Notes have the right to require us to purchase all or a portion of their notes on September 8, 2008, September 8, 2013 and September 8, 2018. In each case, the purchase price payable will be equal to 100% of the principal amount of the 2023 Notes to be purchased plus accrued and unpaid interest, if any, to but excluding the purchase date. We may choose to pay the purchase price in cash or in shares of our common stock. Upon a change in control of OSI, the holders may require us to purchase all or a portion of their 2023 Notes at a change in control purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to but excluding the change in control purchase date. We may choose to pay the change in control purchase price in cash or in shares of our common stock.
DESCRIPTION OF THE NOTES
      We issued $115,000,000 aggregate principal amount of notes in a private placement in December 2005. The notes were issued under an indenture between us and The Bank of New York, as trustee. The following summary of the terms of the notes, the indenture and the registration rights agreement does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes, the indenture and the registration rights agreement. We will provide copies of the indenture and the registration rights agreement to you upon request, and they are also available for inspection at the office of the trustee. Those documents, and not this description, define your legal rights as a holder of the notes.
      For purposes of this summary, the terms “OSI,” “we,” “us” and “our” refer only to OSI Pharmaceuticals, Inc. and not to any of its subsidiaries, unless we specify otherwise. Unless the context requires otherwise, the term “interest” includes “additional interest,” and references to dollars mean U.S. dollars. The term “premium” includes the “additional shares” we describe under “— Conversion rights — Adjustment to the conversion rate upon certain fundamental changes,” unless the context requires otherwise.
GENERAL
      The notes:

•	are limited to $115 million aggregate principal amount;

•	bear interest at a rate of 2% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2006, to holders of record at the close of business on the preceding June 1 and December 1, respectively, except as described below;

•	were issued in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount in excess thereof without coupons;

•	are unsecured obligations of OSI and are and will be subordinated in right of payment to all of our existing and future Senior Indebtedness (as defined below); the notes rank and will rank equally in right of payment with our existing and future senior subordinated indebtedness, senior to our future subordinated indebtedness and junior to our existing and future secured indebtedness to the extent of the security therefor; as indebtedness of OSI, the notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries;

•	are convertible into shares of our common stock at an initial conversion rate of 33.9847 shares per $1,000 principal amount of the notes (which represents a conversion price of approximately $29.43 per share) under the conditions and subject to such adjustments as are described under “— Conversion rights;”

•	permit us to satisfy our conversion obligation in cash, shares of our common stock or a combination of cash and shares of common stock;

•	are redeemable, in whole or in part, by us at any time on or after December 15, 2010, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date, as described under “— Redemption of notes at our option;”

•	are subject to purchase by us at the option of the holder on each of December 15, 2010, 2015 and 2020, at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the purchase date, as described under “— Purchase of notes by us at the option of the holder;”

•	are subject to repurchase by us at the option of the holder upon a fundamental change, as described under “— Holders may require us to repurchase their notes upon a fundamental change,” at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date; and

•	mature on December 15, 2025, unless previously redeemed, purchased or repurchased by us or converted.

      All cash payments on the notes will be made in U.S. dollars.
      We initially issued the notes as global securities in book-entry form. We will make payments in respect of notes in book-entry form by wire transfer of immediately available funds to the accounts specified by holders of the notes. For a note that has been subsequently issued in certificated form, we will mail a check to the holder’s registered address.
      You may convert notes at the office of the conversion agent, present notes for registration of transfer at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the notes.
      The notes are our unsecured obligations and are and will be subordinated to all of our existing and future Senior Indebtedness (as defined herein). The notes rank and will rank equally with all of our existing and future senior subordinated indebtedness. The notes are and will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the security therefor. The notes are not guaranteed by any of our subsidiaries, and accordingly the notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. As of December 31, 2005, we had $150 million of indebtedness that rank equally with the notes, which consisted of indebtedness under our 2023 Notes.
      We have not provided a sinking fund for the notes. The indenture does not contain any financial covenants, including financial covenants that limit our ability to incur additional indebtedness, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “— Conversion rights — Adjustment to the conversion rate upon certain fundamental changes,” “— Holders may require us to repurchase their notes upon a fundamental change” and “— Consolidation, merger and sale of assets.”

      If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.
SUBORDINATION
      The payment of principal of, premium, if any, and interest on the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness (as defined below), whether outstanding on the date of the indenture or thereafter incurred. The notes are and will also be effectively subordinated to all existing and future indebtedness of our subsidiaries. Any right that we have to receive assets of our existing subsidiaries or any future subsidiaries in the event of any liquidation or reorganization of any of such subsidiaries (and the consequent right of the holders of the notes to participate in the assets of such subsidiaries), is effectively subordinated to the claims of such subsidiaries’ creditors, except to the extent that we are ourselves recognized as a creditor of such subsidiaries, in which case our claims would still be subordinated to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.
      In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to OSI or to its assets, or any liquidation, dissolution or other winding-up of OSI, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of OSI (except in connection with the consolidation or merger of OSI or its liquidation or dissolution following the conveyance, transfer or lease of all or substantially all of its properties and assets upon the terms and conditions described under “— Consolidation, merger and sale of assets” below), the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Senior Indebtedness, or provision shall be made for such payment in full, before the holders of notes will be entitled to receive any payment or distribution of any kind or character (other than any payment or distribution in the form of equity securities or subordinated securities of OSI or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated (such equity securities or subordinated securities hereinafter being “Permitted Junior Securities”)) on account of principal of, or premium, if any, or interest on the notes; and any payment or distribution of assets of OSI of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities), by set-off or otherwise, to which the holders of the notes or the trustee would be entitled but for the provisions of the indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness or their representatives ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any current payment or distribution to the holders of such Senior Indebtedness.
      No payment or distribution of any assets of OSI of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by or on behalf of OSI on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes upon the occurrence of any default in payment (whether at scheduled maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest on Designated Senior Indebtedness (as defined below) beyond any applicable grace period, or a Payment Default, until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents.
      No payment or distribution of any assets of OSI of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by or on behalf of OSI on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes during the period specified below, or a Payment Blockage Period, upon the occurrence of any default or event of default with respect to any Designated Senior Indebtedness other than any Payment

Default, pursuant to which the maturity thereof may be accelerated, or a Non-Payment Default, and receipt by the trustee of written notice thereof from OSI or the representative of holders of the Designated Senior Indebtedness or the trustee for any such holder.
      The Payment Blockage Period will commence upon the date of receipt by the trustee of written notice from OSI or the representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists, or the trustee for any such holder, and shall end on the earliest of:

•	179 days thereafter (provided that any Designated Senior Indebtedness as to which such written notice was given shall not theretofore have been accelerated);

•	the date on which such Non-Payment Default is cured, waived or ceases to exist;

•	the date on which such Designated Senior Indebtedness is discharged or paid in full; or

•	the date on which such Payment Blockage Period shall have been terminated by written notice to the trustee or OSI from the trustee or such other representative initiating such Payment Blockage Period, after which OSI will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such Non-Payment Default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.
      In the event that, notwithstanding the provisions of the preceding four paragraphs, if any payment or distribution shall be received by the trustee or any holder of the notes that is prohibited by such provisions, then and in such event such payment shall be paid over and delivered by such trustee or holder to the trustee or any other representative of holders of Senior Indebtedness, as their interest may appear, for application toward our Senior Indebtedness. Until all of our Senior Indebtedness is paid in full, holders of the notes shall be subordinated (equally and ratably with all other indebtedness that is equal in right of payment to the notes) to the rights of holders of Senior Indebtedness to receive distributions.
      Failure by OSI to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default (as defined below) and, thereafter, holders of the notes will have the right to accelerate the maturity thereof. See “— Events of default.”
      By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of OSI, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of notes.
      “Designated Senior Indebtedness” means any Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $20 million and that has been specifically designated in the instrument evidencing such Senior Indebtedness as “Designated Senior Indebtedness” of OSI.
      “indebtedness” means, with respect to any person, without duplication:

•	all liabilities of such person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

•	all obligations of such person evidenced by bonds, notes, debentures or other similar instruments;

•	indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

•	all capitalized lease obligations of such person;

•	all obligations of such person under or in respect of interest rate agreements or currency agreements;

•	all indebtedness referred to in (but not excluded from) the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or with respect to property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

•	all guarantees by such person of indebtedness referred to in this definition of any other person;

•	all Redeemable Capital Stock (as defined below) of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

•	the present value of the obligation of such person as lessee for net rental payments (excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments) during the remaining term of the lease included in any sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with accounting principles generally accepted in the United States of America.
      “Redeemable Capital Stock” means any class of our capital stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed (whether by sinking fund or otherwise) prior to the date that is 91 days after the final scheduled maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such date, or is convertible into or exchangeable for debt securities at any time prior to such date (unless it is convertible or exchangeable solely at our option).
      “Senior Indebtedness” or “senior debt” means:

•	all indebtedness of OSI, now or hereafter existing, under or in respect of the documents and instruments executed in connection therewith, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against OSI under bankruptcy law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) and other amounts due in connection therewith (including, without limitation, any fees, premiums, expenses, reimbursement obligations with respect to letters of credit and indemnities), whether outstanding on the date of the indenture or thereafter created, incurred or assumed; and

•	the principal of, premium, if any, and interest on all other indebtedness of OSI (other than the notes), whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to the notes.
      Notwithstanding the foregoing, “Senior Indebtedness” and “senior debt” does not include:

•	indebtedness evidenced by the notes offered hereby;

•	indebtedness of OSI that is expressly subordinated in right of payment to Senior Indebtedness of OSI;

•	indebtedness or other obligations of OSI that by its terms ranks equal or junior in right of payment to the notes;

•	indebtedness of OSI that by operation of law is subordinate to any general unsecured obligations of OSI;

•	any liability for federal, state or local taxes or other taxes, owed or owing by OSI;

•	accounts payable or other liabilities owed or owing by OSI to trade creditors (including guarantees thereof or instruments evidencing such liabilities);

•	amounts owed by OSI for compensation to employees or for services rendered to OSI;

•	indebtedness of OSI to any subsidiary or any other affiliate of OSI or any of such affiliate’s subsidiaries;

•	capital stock of OSI;

•	indebtedness evidenced by any guarantee of any indebtedness ranking equal or junior in right of payment to the notes; or

•	indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to OSI.
INTEREST PAYMENTS
      We will pay interest on the notes at a rate of 2% per annum, payable semi-annually in arrears on each June 15 and December 15 of each year, beginning on June 15, 2006. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding June 1 and December 1, respectively. Interest accrues on the notes from and including December 21, 2005 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. We will pay interest on the notes on the basis of a 360-day year of twelve 30-day months.
      If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will, on the interest payment date, pay the interest due with respect to the note to the person who was the record holder of the note at the close of business on the record date. However, unless we have called the note for redemption, the holder who surrenders the note for conversion must pay to the conversion agent upon surrender of the note an amount equal to the interest payable on such interest payment date on the portion of the note being converted. A holder that surrenders a note for conversion need not pay any overdue interest that has accrued on the note.
      If we redeem the notes, or if a holder surrenders a note for purchase at the option of the holder or for repurchase upon a repurchase event as described under “— Purchase of notes by us at the option of the holder” and “— Holders may require us to repurchase their notes upon a fundamental change,” we will pay accrued and unpaid interest, if any, to the holder that surrenders the security for redemption, purchase or repurchase, as the case may be. However, if we redeem a note on a redemption date that is an interest payment date, we will pay the accrued and unpaid interest due on that interest payment date instead to the record holder of the note at the close of business on the record date for that interest payment.
      For a description of when and to whom we must pay additional interest, if any, see “— Registration rights.”
CONVERSION RIGHTS

General
      If the conditions for conversion of the notes described below, including those described under “— Conditions for Conversion” and “— Conversion Procedures,” are satisfied, holders of notes may, subject to prior maturity, redemption, purchase or repurchase, convert their notes in integral multiples of $1,000 principal amount into cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, based on an initial conversion rate of 33.9847 shares of our common stock per $1,000 principal amount of notes, subject to adjustment as described below. This rate results in an initial conversion price of approximately $29.43 per share. A holder that converts notes in connection with certain fundamental changes that occur before December 15, 2010 will receive, in addition to the cash, shares or combination of cash and shares received upon conversion, the additional shares described under “— Adjustment to the conversion rate upon certain fundamental changes.” We will not issue fractional shares of common stock upon conversion of the notes and instead will pay a cash adjustment for fractional shares based on the 10-day weighted average price per share of our common stock described below. Except as described below, we will not make any payment or other adjustment on conversion with respect to any accrued interest on the notes, and we will not adjust the conversion rate to account for accrued and unpaid interest.
      On conversion, the holders of notes will also receive the rights under our stockholder rights plan (i.e., a poison pill), whether or not the rights are separated from our common stock prior to conversion. See “Description of Capital Stock — Rights plan.”
      In certain circumstances, holders must pay interest upon conversion between a record date and interest payment date. See “— Interest payments.”
      The conversion right with respect to any notes we have called for redemption will expire at the close of business on the last business day immediately preceding the redemption date, unless we default in the payment of the redemption price. A note for which a holder has delivered a purchase notice or a fundamental change repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if the holder withdraws the notice in accordance with the indenture, unless we default in the payment of the purchase price or fundamental change repurchase price.
      In the event of:

•	a taxable distribution to holders of common stock which results in an adjustment to the conversion rate; or

•	an increase in the conversion rate at our discretion,
the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our stockholders. See “Certain United States Federal Income Tax Considerations — Tax consequences to U.S. holders — Adjustment of conversion price” and “— Tax consequences to non-U.S. holders — Adjustment of conversion price.”
Conversion procedures
      By delivering to the holder the number of shares issuable upon conversion (or, to the extent we elect to make payment in cash in whole or in part, as described below, the amount of cash), together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the notes. That is, accrued interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest.
      Upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below under “— Payment upon conversion.” At any time before maturity, we may irrevocably elect, in our sole discretion, to satisfy our conversion obligation in cash (as described under “— Payment upon conversion”) up to 100% of the principal amount of the notes converted, with any remaining amount to be satisfied in shares of our common stock.
      Holders of notes are not required to pay any taxes or duties relating to the issuance or delivery of our common stock upon exercise of conversion rights, but they are required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the note. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

      To convert interests in a global note, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s then applicable conversion program procedures. To convert a definitive note, the holder must:

•	complete and manually sign the conversion notice on the back of the note (or a facsimile thereof);

•	deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest on the note to be converted, as described in the second paragraph under “— Interest payments;” and

•	pay all taxes or duties, if any, as described in the preceding paragraph.
      The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately before the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the required number of shares, other than in the case of holders of notes in book entry form with DTC, which shares shall be delivered in accordance with DTC’s customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the close of business on the conversion date.
      If a holder exercises its right to require us to purchase its notes as described under “— Purchase of notes by us at the option of the holder,” such holder may convert its notes as provided above only if it withdraws its applicable purchase notice and converts its notes before the close of business on the business day immediately preceding the applicable purchase date.

Payment upon conversion

Conversion on or before the final notice date
      If we receive your conversion notice on or before the date that is 10 days before maturity or, with respect to notes being redeemed, the applicable redemption date, or the final notice date, the following procedures will apply:
      If we choose to satisfy all or any portion of our obligation to deliver common stock upon conversion, or the conversion obligation, in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt by the conversion agent of your notice of conversion, or the cash settlement notice period. If we timely elect to pay cash for any portion of the shares otherwise issuable to you (other than in the case of an irrevocable election described below under “— Payment upon conversion — Our right to irrevocably elect payment”), you may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period, or the conversion retraction period. If we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares), no such retraction can be made (and a conversion notice shall be irrevocable). If we elect to deliver cash for all or a portion of the shares and if the conversion notice has not been retracted, then settlement (in cash or in shares and cash) will occur on the third business day following the final day of the 10 trading-day period beginning on the trading day after the final day of the conversion retraction period, or the cash settlement averaging period. If we choose to satisfy the entire conversion obligation in shares of our common stock, then settlement will occur on the third business day following the conversion date. Settlement amounts will be computed as follows:

•	If we elect to satisfy the entire conversion obligation in shares, we will deliver to you a number of shares for each $1,000 principal amount of notes to be converted equal to the conversion rate. In addition, we will pay cash for all fractional shares of common stock as described above under “— General.”

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to you for each $1,000 principal amount of notes to be converted cash in an amount equal to the product of:

•	the then current conversion rate; and

•	the average of the applicable cash settlement stock price of our common stock during the cash-settlement averaging period. The “applicable cash-settlement stock price,” with respect to a trading day, is equal to the volume-weighted average price per share of common stock on such trading day. The “volume-weighted average price,” with respect to a trading day, means such price as displayed on Bloomberg Page “AQR” (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the “applicable stock price” means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.
      Because, in this case, the amount of cash that we deliver on conversion will be calculated based on the applicable cash-settlement stock price over a 10 trading-day period, holders of notes bear the market risk that our common stock will decline in value between the beginning of the cash settlement averaging period and the day we deliver cash upon conversion.

•	If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you such cash amount, or the cash amount, and a number of shares, for each $1,000 principal amount of notes, equal to (i) the then current conversion rate, minus (ii) the cash amount divided by the average of the applicable cash-settlement stock price of our common stock during the cash settlement averaging period; provided, however, that the number of shares will not be less than zero. In addition, we will pay cash for all fractional shares of common stock as described above under “— General.” Because, in this case, the number of shares of our common stock that we deliver on conversion will be calculated over a 10 trading-day period, holders of notes bear the market risk that our common stock will decline in value between the beginning of the cash settlement averaging period and the day we deliver the shares of common stock upon conversion.
Our right to irrevocably elect payment
      At any time before maturity, we may irrevocably elect to satisfy in cash up to 100% of the principal amount of the notes converted after the date of such election, with any remaining amount to be satisfied in shares of our common stock. Such election shall be in our sole discretion without the consent of the holders of the notes, by notice to the trustee and the holders of the notes.
      If we receive your notice of conversion after the election date, your notice of conversion will not be retractable, the cash settlement averaging period will be the 10 trading-day period beginning on the day after receipt of your notice of conversion, and settlement (in cash or in shares and cash) will occur on the business day following the final day of the cash settlement averaging period.
      We will deliver to you, for each $1,000 principal amount of notes submitted for conversion:

•	a cash amount, or the election amount, equal to (i) the then current conversion rate, multiplied by (ii) the average of the applicable cash-settlement stock price of our common stock during the cash settlement averaging period; provided, however, that the election amount will not be more than 100% of the principal amount of a note; and

•	a number of shares equal to (i) the then current conversion rate, minus (ii) the election amount divided by the average of the applicable cash-settlement stock price of our common stock during the cash settlement averaging period.
Conversion after the final notice date
      With respect to conversion notices that we receive after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. Instead, if we choose to satisfy all or any portion of the conversion obligation in cash after the final notice date, we will send, on or before the final notice date, a single notice to the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount).
      If we receive your notice of conversion after the final notice date, the following procedures will apply:
      Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “— Conversion on or before the final notice date” except that the cash settlement averaging period shall be the 10 trading-day period beginning on the trading day after receipt of your notice of conversion. Settlement (if in cash or a combination of cash and shares) will occur on the third business day following the final day of such cash settlement averaging period. In all cases, settlement could be after the maturity date.
Conditions for conversion
      The notes are convertible only in certain circumstances, which we describe below. If the notes become convertible, we will provide written notice to each holder and to the conversion agent for the benefit of the holders, and we will publicly announce, that the notes have become convertible, stating:

•	the event causing the notes to become convertible;

•	the time period during which the notes will be convertible as a result of that event;

•	whether an adjustment to the conversion rate, as described under “— Adjustment to the conversion rate upon certain fundamental changes” will take effect in connection with that event or whether we have elected to change the conversion right, as described under “— Adjustments to the conversion rate upon certain fundamental changes — Conversion after a public acquirer fundamental change;” and

•	the procedures holders must follow to convert their notes, including the name and address of the conversion agent.
      We will make this public announcement as soon as practicable.
      Holders may surrender their notes for conversion prior to maturity or earlier redemption, purchase or repurchase only in the following circumstances:
Conversion based on price of common stock
      Prior to December 15, 2020 or earlier redemption, purchase, or repurchase, holders may surrender their notes for conversion during any fiscal quarter (and only during that fiscal quarter) after the fiscal quarter ending March 31, 2006, if the “closing sale price” (as defined in the indenture and described below) of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding fiscal quarter. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex date” (as defined in the indenture) of the event occurs, during that 30 consecutive trading day period.
      The “closing sale price” of our common stock on any trading day generally means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such trading day on the principal U.S. national securities exchange on which our common stock is listed or, if our common stock is not listed on a U.S. national securities exchange, as reported by the Nasdaq system or otherwise as provided in the indenture.
Conversion upon satisfaction of the trading price condition
      Prior to December 15, 2020 or earlier redemption, purchase or repurchase, holders may surrender their notes for conversion during the five business day period after any five consecutive trading day period, or the note measurement period, in which the average trading price per $1,000 principal amount of notes over such five consecutive trading day period, as determined following a request by a holder of notes in accordance with the procedures described below, was equal to or less than 97% of the average conversion value of the notes during the note measurement period. We refer to this condition as the “trading price condition.”
      For purposes of the trading price condition, the “conversion value” per $1,000 principal amount of notes on a trading day is the product of the closing sale price per share of our common stock and the conversion rate of the notes in effect on that trading day.
      Except as described below, the “trading price” of the notes on any day generally means the average secondary market bid quotations obtained by the bid solicitation agent for $5 million principal amount of notes at approximately 4:00 p.m., New York City time, on such day from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent can reasonably obtain only two such bids, then the average of the two bids will be instead used, and if the bid solicitation agent can reasonably obtain only one such bid, then that one bid will be used. Even still, if on a given day:

•	the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of notes from one of the independent nationally recognized securities dealers; or

•	in the reasonable, good faith judgment of our board of directors, the bid quotation or quotations that the bid solicitation agent has obtained are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be equal to 97% of the product of the closing sale price of our common stock on that day and the conversion rate then in effect.
      The bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested it to do so, and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be equal to or less than 97% of the conversion value of the notes. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes for each of the next five trading days and on each following trading day until the trading price condition is no longer satisfied.
Conversion based on redemption
      If we call a note for redemption, the holder of that note may surrender it for conversion at any time before the close of business on the business day immediately preceding the redemption date.
Conversion upon the occurrence of certain corporate transactions
      If:

•	we are party to a consolidation, merger or binding share exchange pursuant to which all of our common stock would be converted into cash, securities or other property; or

•	a “fundamental change,” as described under “— Holders may require us to repurchase their notes upon a fundamental change,” occurs, then a holder may surrender notes for conversion at any time on or before the 30th day after the date we announce that such fundamental change has occurred.
      In some circumstances, we will increase the conversion rate applicable to the notes if a holder converts the notes in connection with certain fundamental changes that occur before December 15, 2010, as described under “— Adjustment to the conversion rate upon certain fundamental changes.”
      In addition, if we take any action, or become aware of an event, that would require an adjustment to the conversion rate as described in paragraphs (3) and (4) in “— Adjustments to the conversion rate” below, we must mail to holders written notice of the action or event at least 20 days before the record, effective or expiration date, as the case may be, of the transaction. If we take any action, or become aware of an event, that would require an adjustment to the conversion rate in paragraphs (5) and (6) in “— Adjustments to the conversion rate,” we will mail a similar written notice to holders as soon as practicable. Holders may surrender their notes for conversion beginning on the date we mail the notice (or, if earlier, the date the indenture requires us to mail the notice) until the earlier of:

•	the close of business on the business day immediately preceding the ex date of the transaction; and

•	the date we announce that the transaction will not take place.
Conversion on or after December 15, 2020
      Holders may surrender their notes for conversion at any time on or after December 15, 2020.
Adjustments to the conversion rate
      Subject to the terms of the indenture, we will adjust the conversion rate for:

(1) dividends or distributions on our common stock payable in shares of our common stock;

(2) subdivisions, combinations or certain reclassifications of our common stock;

(3) distributions to all or substantially all holders of our common stock of certain rights or warrants entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for shares of our common stock, or securities convertible into or exchangeable or exercisable for shares of our common stock, at a price per share that is less than the “current market price” (as defined in the indenture and described below) of our common stock on the record date for the distribution;

(4) dividends or other distributions to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of indebtedness or other assets (other than dividends or distributions covered by the paragraphs below) or the dividend or distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered in the immediately preceding paragraph or, as described below, certain rights or warrants distributed pursuant to a stockholder rights plan) to purchase or subscribe for our securities; however, we will not adjust the conversion rate pursuant to this provision for distributions of certain rights or warrants, if we make certain arrangements for holders of notes to receive those rights and warrants upon conversion of the notes;

(5) cash dividends or other cash distributions to all or substantially all holders of our common stock, other than distributions described in the immediately following paragraph; and

(6) distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the current market price per share of our common stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.
      Subject to the provisions of the indenture, if an adjustment to the conversion rate is required pursuant to paragraph (5) above, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which shall be the current market price per share of our common stock and (2) the denominator of which shall be that current market price per share less the per share amount of the distribution.
      “Current market price” per share of our common stock on a date of determination generally means the average of the closing sale prices per share of our common stock for the 10 consecutive trading days ending on the earlier of the day of determination and the day immediately preceding the ex date with respect to the distribution requiring such computation. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of certain events during the 10 consecutive trading day period.

      If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	we will not adjust the conversion rate until the earliest of these triggering events occurs; and

•	we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.
      The indenture does not require us to adjust the conversion rate for any of the transactions described in paragraphs (1) through (6) above if we make provision for holders of notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines in good faith to be fair and appropriate, as provided in the indenture. The indenture also does not require us to make any adjustments to the conversion rate pursuant to paragraphs (1) through (6) in this section for any dividends or distributions solely on any preferred stock that may be outstanding from time to time.
      We will not adjust the conversion rate unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. In addition, at the end of each fiscal year, beginning with the fiscal year ending on December 31, 2005, we will give effect to any adjustments that we have otherwise deferred pursuant to this provision, and those adjustments, if any, will no longer be carried forward and taken into account in any subsequent adjustment.
      To the extent permitted by law and the continued listing requirements of the Nasdaq National Market, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. In addition, we may also increase the conversion rate as we determine to be advisable in order to avoid taxes to recipients of certain distributions.
      On conversion, if we elect to satisfy our conversion obligation in shares of our common stock or a combination of cash and shares of our common stock, the holders of notes will receive, in addition to such shares of our common stock or such combination of cash and shares of our common stock and any cash for fractional shares, the rights under our stockholder rights plan (i.e., a poison pill), whether or not the rights are separated from our common stock prior to conversion. A distribution of rights pursuant to such a stockholder rights plan will not trigger a conversion rate adjustment pursuant to paragraph (4) immediately below “— Adjustments to the conversion rate” above so long as we have made proper provision to provide that holders will receive such rights upon conversion in accordance with the terms of the indenture.

Adjustment to the conversion rate upon certain fundamental changes

General
      If a “fundamental change,” as described under the second or third bullet point of the definition of “change in control” under “— Holders may require us to repurchase their notes upon a fundamental change,” occurs before December 15, 2010, then we will increase the conversion rate for the notes surrendered for conversion at any time on or before the 30th day after we announce that the fundamental change has occurred. We refer to such a fundamental change as a “make-whole fundamental change.” However, if the make-whole fundamental change is a “public acquirer fundamental change,” as described below, then, in lieu of increasing the conversion rate as described above, we may elect to change the conversion right in the manner described under “— Conversion after a public acquirer fundamental change.”
      We will mail to holders at their addresses appearing in the security register, and publish on our web site, and we will publicly announce through a reputable national newswire service, notice of the occurrence of a make-whole fundamental change. We must make this mailing, publication and announcement within 20 business days after the make-whole fundamental change has occurred. We must also state, in the notice, announcement and publication, whether we have made the election referred to in “— Conversion after a public acquirer fundamental change” to change the conversion right in lieu of increasing the conversion rate.

Increase in the conversion rate
      In connection with a make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the “effective date”, and the “applicable price.” If the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in the make-whole fundamental change consists solely of cash, then the “applicable price” will be the cash amount paid per share of our common stock in the make-whole fundamental change. Otherwise, the “applicable price” will be the average of the “closing sale prices” per share for our common stock for the five consecutive trading days immediately before, and excluding, the effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during those five consecutive trading days.
      The following table sets forth the number of additional shares per $1,000 principal amount of notes that will be added to the conversion rate applicable to notes surrendered for conversion during the period specified above in relation to a make-whole fundamental change. If an event occurs that requires an adjustment to the conversion rate (other than an adjustment pursuant to the provisions relating to increases in the conversion rate in connection with a make-whole fundamental change), we will, on the date we must adjust the conversion rate, adjust each applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

•	the numerator of which is the conversion rate in effect immediately before the adjustment; and

•	the denominator of which is the adjusted conversion rate.
      In addition, we will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “— Adjustments to the conversion rate” above.

	Effective Date

	December 16,	December 15,	December 15,	December 15,	December 15,	December 15,
Applicable Price	2005	2006	2007	2008	2009	2010

$23.54	9.28	9.44	9.50	9.41	8.99	0.00
$25.00	8.20	8.28	8.25	8.03	7.40	0.00
$27.50	6.70	6.68	6.54	6.18	5.32	0.00
$30.00	5.52	5.45	5.24	4.79	3.83	0.00
$32.50	4.60	4.48	4.23	3.74	2.77	0.00
$35.00	3.85	3.71	3.44	2.94	2.00	0.00
$37.50	3.25	3.09	2.81	2.33	1.46	0.00
$40.00	2.75	2.59	2.31	1.85	1.06	0.00
$42.50	2.34	2.18	1.91	1.48	0.78	0.00
$45.00	1.99	1.84	1.58	1.18	0.57	0.00
$47.50	1.71	1.55	1.31	0.95	0.42	0.00
$50.00	1.46	1.32	1.09	0.76	0.30	0.00
$52.50	1.25	1.12	0.91	0.61	0.22	0.00
$55.00	1.08	0.95	0.76	0.49	0.16	0.00
$57.50	0.93	0.80	0.63	0.39	0.11	0.00
$60.00	0.79	0.68	0.52	0.31	0.08	0.00
$62.50	0.68	0.58	0.43	0.25	0.05	0.00
$65.00	0.58	0.49	0.36	0.19	0.03	0.00
      The applicable prices and additional share amounts set forth above are based on a common stock price of $23.54 on December 15, 2005 and an initial conversion price of approximately $29.43.

      The exact applicable price and effective date may not be set forth on the table, in which case, if the applicable price is:

•	between two applicable price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower applicable price amounts and the two dates, as applicable, based on a 365-day year;

•	in excess of $65.00 per share (subject to adjustment), no additional shares will be issued upon conversion; or

•	less than $23.54 per share (subject to adjustment), no additional shares will be issued upon conversion.
      However, certain continued listing standards of the Nasdaq National Market potentially limit the amount by which we may increase the conversion rate. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our outstanding common stock. Accordingly, we will not increase the conversion rate as described above beyond the maximum level permitted by these continued listing standards. We will make any such reduction in the increase to the conversion rate in good faith and, to the extent practical, pro rata in accordance with the principal amount of the notes surrendered for conversion in connection with the make-whole fundamental change. In accordance with these listing standards, these restrictions will apply at any time when the notes are outstanding, regardless of whether we then have a class of securities quoted on the Nasdaq National Market.
      Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate above a specified maximum number of shares per $1,000 principal amount pursuant to the events described in this section or in paragraph (3), (4), (5) or (6) immediately below “— Adjustments to the conversion rate” above. This maximum conversion rate will initially be 33.9847 shares per $1,000 principal amount, and we will adjust this maximum conversion rate in the same manner as we adjust the conversion rate for stock splits and combinations, stock dividends, reclassifications and similar events.
      Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
Conversion after a public acquirer fundamental change
      If the make-whole fundamental change is a “public acquirer fundamental change,” as described below, then we may elect to change the conversion right in lieu of increasing the conversion rate applicable to notes that are converted in connection with that public acquirer fundamental change.
      If we make this election, then we will adjust the conversion rate and our related conversion obligation such that, from and after the effective time of the public acquirer fundamental change, the right to convert a note will be changed into a right to convert it into cash, shares of “public acquirer common stock,” or a combination of cash and shares of public acquirer common stock, as described below (as applicable) at a conversion rate equal to the conversion rate in effect immediately before the effective time multiplied by a fraction:

•	the numerator of which is:

•	if the public acquirer fundamental change is a share exchange, consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, the fair market value (as determined in good faith by our board of directors), as of the effective time of the public acquirer fundamental change, of the cash, securities and other property paid or payable per share for our common stock; or

•	in the case of any other public acquirer fundamental change, the average of the “closing sale prices” (as defined in the indenture) per share of our common stock for the five consecutive trading days before, and excluding, the effective date of the public acquirer fundamental change (subject to certain adjustments to be made in good faith by our board of directors); and

•	the denominator of which is the average of the last reported sale prices per share of the public acquirer common stock for the five consecutive trading days commencing on, and including, the trading day immediately after the effective date of the public acquirer fundamental change (subject to certain adjustments to be made in good faith by our board of directors).
      If we elect to change the conversion right as described above, the change in the conversion right will apply to all holders from and after the effective time of the public acquirer fundamental change, and not just those holders, if any, that convert their notes in connection with the public acquirer fundamental change. If the public acquirer fundamental change is also an event that requires us to make another adjustment to the conversion rate as described under “— Adjustments to the conversion rate” above, then we will also give effect to that adjustment. However, if we make the election described above, then we will not change the conversion right in the manner described under “— Conversion rights — Change in the conversion right upon certain reclassifications, business combinations and asset sales” below.
      A “public acquirer fundamental change” generally means an acquisition of us pursuant to a change of control described in the second or third bullet point under the definition of “change in control” under “— Holders may require us to repurchase their notes upon a fundamental change,” where the acquirer has a class of common stock that is traded on a national securities exchange or quoted on the Nasdaq National Market or that will be so traded or quoted when issued or exchanged in connection with the change in control. We refer to such common stock as the “public acquirer common stock.” If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if either (1) a direct or indirect majority-owned subsidiary of acquirer or (2) a corporation that directly or indirectly owns at least a majority of the acquirer, has a class of common stock satisfying the foregoing requirement; in such case, all references to public acquirer common stock shall refer to such class of common stock. “Majority-owned” for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.
      We will state, in the notice, public announcement and publication described under “— Adjustment to the conversion rate upon the occurrence of certain fundamental changes — General,” whether we have elected to change the conversion right in lieu of increasing the conversion rate. With respect to each public acquirer fundamental change, we can make only one election, and we cannot change that election once we have first mailed any such notice or made any such public announcement or publication. However, if we elect to change the conversion right as described above in connection with a public acquirer fundamental change that is ultimately not consummated, then we will not be obligated to give effect to that particular election.

Change in the conversion right upon certain reclassifications, business combinations and asset sales
      Except as provided in the indenture, if we reclassify our common stock or are party to a consolidation, merger or binding share exchange, or if we sell, transfer, lease, convey or otherwise dispose of all or substantially all of our property or assets, then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into cash, the kind and amount of shares of stock and other securities and property (including cash) which a holder of such note would have received (the “reference property”) if the holder had converted the note and received solely shares of our common stock, or a combination of cash and reference property, at our election, at the conversion rate then applicable, upon such conversion, immediately before the transaction. A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such a transaction, we will make adequate provision whereby the holders of the notes shall have a reasonable opportunity, to determine the form of consideration into which all of the notes, treated as a single class, shall be convertible from and after the effective date of such transaction. However, at and after the effective time of the transaction, upon conversion of the notes the conversion obligation will continue to be payable in cash, reference property or a combination of cash and reference property, at our election, and the conversion value will be calculated as provided in the indenture. We have agreed in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.
      If such a transaction also constitutes a fundamental change, holders will also be able to require us to repurchase all or a portion of the holder’s notes, as described under “— Holders may require us to repurchase their notes upon a fundamental change.” In some circumstances, we will increase the conversion rate applicable to the notes if a holder converts notes in connection with certain fundamental changes that occur before December 15, 2010, as described under “— Adjustment to the conversion rate upon certain fundamental changes — Increase in the conversion rate.” In addition, if the fundamental change also constitutes a “public acquirer fundamental change,” then we may in certain circumstances elect to change the conversion right in the manner described under “— Adjustment to the conversion rate upon certain fundamental changes — Conversion after a public acquirer fundamental change” in lieu of changing the conversion rate in the manner described in the preceding sentence.
      There is no precise, established definition of the phrase “all or substantially all” of our property or assets under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of a significant portion but less than all of our property or assets.
REDEMPTION OF NOTES AT OUR OPTION
      Prior to December 15, 2010, we may not redeem the notes. We may redeem the notes at our option, in whole or in part, at any time on or after December 15, 2010, on a date not less than 30 nor more than 60 days after the day we mail a redemption notice to each holder of notes to be redeemed at the address of the holder appearing in the security register, at a redemption price, payable in cash, equal to 100% of the principal amount of the notes we redeem (without premium or penalty), plus any accrued and unpaid interest to, but excluding, the redemption date. However, if a redemption date is an interest payment date, the payment of interest becoming due on that date will be payable to the holder of record at the close of business on the relevant record date, and the redemption price will not include such interest payment. We will make at least 10 semi-annual interest payments on the notes before we can redeem the notes at our option.
      For a discussion of certain tax consequences to a holder upon a redemption of notes, see “Certain United States Federal Income Tax Considerations — Tax consequences to U.S. holders — Sale, redemption or other taxable disposition of notes or common stock” and “— Tax consequences to non-U.S. holders — Sale, redemption or other disposition of notes or common stock.”
      If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the note.
      The conversion right with respect to any notes we have called for redemption will expire at the close of business on the business day immediately preceding the redemption date, unless we default in the payment of the redemption price.
      If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in integral multiples of $1,000 principal amount by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. However, we may redeem the notes only in integral multiples of $1,000 principal amount. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the principal amount of the note that is subject to redemption will be reduced by the principal amount that the holder converted.
      We will not redeem any notes at our option if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the redemption price with respect to those notes.

PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER
      On each of December 15, 2010, 2015 and 2020 (each, a “purchase date”), a holder may require us to purchase all or a portion of the holder’s outstanding notes, at a price in cash equal to 100% of the principal amount of the notes to be purchased (without premium or penalty), plus any accrued and unpaid interest to, but excluding, the purchase date, subject to certain additional conditions. On each purchase date, we will purchase all notes for which the holder has delivered and not withdrawn a written purchase notice. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days before the purchase date until the close of business on the business day immediately preceding the purchase date.
      For a discussion of certain tax consequences to a holder receiving cash upon a purchase of the notes at the holder’s option, see “Certain United States Federal Income Tax Considerations — Tax consequences to U.S. holders — Sale, redemption or other taxable disposition of notes or common stock” and “— Tax consequences to non-U.S. holders — Sale, redemption or other disposition of notes or common stock.”
      We will give notice on a date that is at least 20 business days before each purchase date to all holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

•	the amount of the purchase price;

•	that notes with respect to which the holder has delivered a purchase notice may be converted, if otherwise convertible, only if the holder withdraws the purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes, including the name and address of the paying agent.
      To require us to purchase its notes, the holder must deliver a purchase notice that states:

•	if the notes are held in certificated form, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the principal amount of the notes to be purchased, which must be an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the indenture.
      A holder that has delivered a purchase notice may withdraw the purchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the business day before the purchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to purchase its notes;

•	if the notes are held in certificated form, the certificate numbers of the notes being withdrawn;

•	the principal amount being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the purchase notice, which must be an integral multiple of $1,000.
      If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.
      To receive payment of the purchase price for a note for which the holder has delivered and not withdrawn a purchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will pay the purchase price for the note as soon as practicable but in no event more than five business days after the later of the purchase date and the time of delivery of the note, together with necessary endorsements.

      If the paying agent holds on a purchase date money sufficient to pay the purchase price due on a note in accordance with the terms of the indenture, then, on and after that purchase date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the purchase price upon delivery of the note.
      We may not have the financial resources, and we may not be able to arrange for financing, to pay the purchase price for all notes holders have elected to have us purchase. Furthermore, payment of the purchase price may violate the terms of our existing or future indebtedness. See “Risk Factors — Our ability to repay the notes depends on our future financial success, which may be adversely affected by external factors, some of which are beyond our control.” Our failure to purchase the notes when required would result in an event of default with respect to the notes, whether or not such purchase is permitted by the subordination provisions of the indenture. An event of default may, in turn, cause a default under our other indebtedness.
      We may not purchase any notes at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to those notes.
      In connection with any purchase offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

•	file a Schedule TO or any other required schedule under the Exchange Act or other applicable laws.
HOLDERS MAY REQUIRE US TO REPURCHASE THEIR NOTES UPON A FUNDAMENTAL CHANGE
      If a “fundamental change” (as defined in the indenture and described below) occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased (without premium or penalty), plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. We may repurchase the notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date must be no later than 30 trading days, and no earlier than 20 trading days, after the date we mail a notice of the fundamental change, as described below. The fundamental change repurchase date also cannot be before the date when the fundamental change occurs.
      Within 20 business days after the occurrence of a fundamental change, we must mail to holders of notes at their addresses appearing in the security register, publish on our website, and publicly announce through a reputable national newswire service, notice of the occurrence of such fundamental change, which notice must state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the fundamental change repurchase date;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the names and addresses of the paying agent and the conversion agent;

•	the procedures that holders must follow to exercise their repurchase right;

•	the conversion rate and any adjustments to the conversion rate that will result from the fundamental change and, if applicable, whether we have elected to change the conversion right in lieu of increasing the conversion rate, as described under “— Conversion rights — Adjustments to the conversion rate upon certain fundamental changes — Conversion after a public acquirer fundamental change” above; and

•	that notes with respect to which the holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.

      To exercise the repurchase right, a holder must deliver a written notice to the paying agent no later than the close of business on the business day immediately preceding the fundamental change repurchase date. This written notice must state:

•	if the notes are held in certificated form, the certificate numbers of the notes that the holder will deliver for repurchase;

•	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.
      A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to repurchase its notes;

•	if the notes are held in certificated form, the certificate numbers of the notes being withdrawn;

•	the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.
      If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.
      To receive payment of the fundamental change repurchase price for a note for which the holder has delivered and not withdrawn a fundamental change repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. We will pay the fundamental change repurchase price for the note as soon as practicable but in no event more than five business days after the later of the fundamental change repurchase date and the time of delivery of the note, together with necessary endorsements.
      If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on a note in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the fundamental change repurchase price upon delivery of the note.
      A “fundamental change” generally will be deemed to occur upon the occurrence of a “change in control” or a “termination of trading.”
      A “change in control” generally will be deemed to occur at such time as:

•	any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) other than us, any of our subsidiaries or any of our employee benefit plans, is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors, or the voting stock;

•	the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;

•	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless either:

•	the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such consolidation or merger, “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to the transaction; or

•	both of the following conditions are satisfied:

•	at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights traded on a U.S. national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such consolidation or merger); and

•	as a result of such consolidation or merger, the notes become convertible solely into the same consideration which a noteholder would have received if the noteholder had converted such notes immediately prior to the effective date of such consolidation or merger, as provided under “— Conversion rights — Change in the conversion right upon reclassifications, business combinations and asset sales;”

•	the following persons cease for any reason to constitute a majority of our board of directors:

•	individuals who on the first issue date of the notes constituted our board of directors; and

•	any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the notes or whose election or nomination for election was previously so approved; and

•	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.
      A “termination of trading” is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.
      We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes holders have elected to have us repurchase. Furthermore, payment of the fundamental change repurchase price may violate the terms of our existing or future indebtedness. See “Risk Factors — Our ability to repay the notes depends on our future financial success, which may be adversely affected by external factors, some of which are beyond our control.” Our failure to repurchase the notes when required would result in an event of default with respect to the notes. An event of default may, in turn, cause a default under our other indebtedness.
      We may in the future enter into transactions, including mergers or recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the notes does not restrict our or our subsidiaries’ ability to incur indebtedness except as set forth below. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes. See “Risk Factors — Our outstanding indebtedness increased substantially with the issuance of our 2023 Notes, and the notes offered hereby, and we may not be able to make the required payments on any of these notes when due and therefore we may face liquidity problems.”
      In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to you.
      We will not repurchase any notes at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change repurchase price with respect to the notes.
      In connection with any fundamental change offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

•	file a Schedule TO or any other required schedule under the Exchange Act or other applicable laws.
CERTAIN COVENANTS
      The indenture provides that we will not, and will not permit our subsidiaries or other business units to, incur, create, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for, or permit to remain outstanding (other than if required by law), any indebtedness that is subordinate or junior in right of payment to Senior Indebtedness unless such indebtedness ranks equal or junior in right of payment to the notes.
CONSOLIDATION, MERGER AND SALE OF ASSETS
      The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person, whether in a single transaction or series of related transactions, unless, among other things:

•	such other person is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

•	such person assumes all of our obligations under the notes and the indenture; and

•	no default or event of default exists immediately after giving effect to the transaction or series of transactions.
      When the successor assumes all of our obligations under the indenture, except in the case of a lease, our obligations under the indenture will terminate.
      Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase notes as described in “— Holders may require us to repurchase their notes upon a fundamental change” or to convert their notes as described in “— Conversion rights — Conditions for conversion — Conversion upon the occurrence of certain corporate transactions” and “— Conversion rights — Adjustment to the conversion rate upon certain fundamental changes.”
      There is no precise, established definition of the phrase “all or substantially all” of our property or assets under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of a significant portion but less than all of our property or assets.
      An assumption by any person of our obligations under the notes and the indenture may be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

EVENTS OF DEFAULT
      The following are events of default under the indenture for the notes:

•	our failure to pay the principal of or premium, if any, on any note when due, whether at maturity, upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a fundamental change repurchase date with respect to a fundamental change or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

•	our failure to pay an installment of interest on any note when due if the failure continues for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

•	our failure to satisfy our conversion obligations upon the exercise of a holder’s conversion right;

•	our failure to timely provide notice as described under “— Conversion rights — Adjustment of conversion rate upon certain fundamental changes,” “— Purchase of notes by us at the option of the holder” or “— Holders may require us to repurchase their notes upon a fundamental change;”

•	our failure to comply with any other term, covenant or agreement contained in the notes or the indenture, if the failure is not cured within 60 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

•	a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $5 million or more, or acceleration of our or our subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture;

•	failure by us or any of our subsidiaries to pay final and non-appealable judgments, the aggregate uninsured portion of which is at least $5 million, if the judgments are not paid, discharged or fully bonded against within 60 days; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”
      If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest and any premium on, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest and any premium on, all notes will automatically become immediately due and payable.

      After any such acceleration, the holders of a majority in aggregate principal amount of the notes then outstanding, by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

•	the rescission would not conflict with any order or decree;

•	all events of default, other than the non-payment of accelerated principal, premium or interest, have been cured or waived; and

•	certain amounts due to the trustee are paid.
      The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.
      No holder has any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding make a written request to the trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense; and

•	the trustee fails to comply with the request within 60 days after the trustee receives the notice, request and offer of indemnity and does not receive, during those 60 days, from holders of a majority in aggregate principal amount of the notes then outstanding, a direction that is inconsistent with the request.
      However, the above limitations do not apply to:

•	a suit by a holder to enforce the payment of any amounts due on the notes after the applicable due date; or

•	the right to convert notes in accordance with the indenture.
      Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

•	in the payment of principal of, or premium, if any, or interest on, any note or in the payment of the redemption price, purchase price or fundamental change repurchase price;

•	arising from our failure to convert any note in accordance with the indenture; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.
      We will promptly notify the trustee if a default or event of default occurs. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they are aware of any default or event of default by us in performing any of our obligations under the indenture or the notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, the trustee must mail to each holder a notice of the default or event of default within 30 days after it occurs or, if later, within

15 business days after the date that the trustee receives such notice. However, the trustee need not mail the notice if the default or event of default:

•	has been cured or waived; or

•	is not in the payment of any amounts due with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of holders.
MODIFICATION AND WAIVER
      We and the trustee may enter into a supplemental indenture to amend or supplement the indenture or the notes with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with any provision of the indenture or notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

•	change the stated maturity date of the principal of, or the payment date of any installment of interest or any premium on, any note;

•	reduce the principal amount of, or any premium, or interest on, any note;

•	change the place or currency of payment of principal of, or any premium or interest on, any note;

•	impair the right to institute a suit for the enforcement of any payment on, or with respect to, any note;

•	modify, in a manner adverse to the holders of the notes, the right of the holders to require us to purchase notes at their option or upon a fundamental change;

•	adversely affect the right of the holders of the notes to convert their notes in accordance with the indenture;

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a modification or amendment of the indenture or the notes;

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a waiver of compliance with any provision of the indenture or the notes or a waiver of any default or event of default;

•	modify the subordination provisions of the notes in a manner adverse to the holders of the notes; or

•	modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.
      We and the trustee may enter into a supplemental indenture to amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

•	evidence the assumption of our obligations under the indenture and the notes by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indenture;

•	make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications or changes in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets;

•	make any changes or modifications to the indenture necessary in connection with the registration of the public offer and sale of the notes under the Securities Act pursuant to the registration rights agreement or the qualification of the indenture under the Trust Indenture Act of 1939;

•	secure our obligations in respect of the notes;

•	add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us; or

•	make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture.
      In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not materially adversely affect the rights of any holder.
      Except as provided in the indenture, the holders of a majority in aggregate principal amount of outstanding notes, by notice to the trustee, generally may:

•	waive compliance by us with any provision of the indenture or the notes, as detailed in the indenture; and

•	waive any past default or event of default and its consequences, except a default or event of default:

•	in the payment of principal of, or premium, if any, or interest on, any note or in the payment of the redemption price, purchase price or fundamental change repurchase price;

•	arising from our failure to convert any note in accordance with the indenture; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.
DISCHARGE
      We may generally satisfy and discharge our obligations under the indenture by:

•	delivering all outstanding notes to the trustee for cancellation; or

•	depositing with the trustee or the paying agent after the notes have become due and payable, whether at stated maturity or any redemption date, purchase date or fundamental change repurchase date, cash, and, if applicable as provided in the indenture, other consideration, sufficient to pay all amounts due on all outstanding notes and paying all other sums payable under the indenture; provided that we will remain obligated to issue shares upon conversion of the notes.
      In addition, in the case of a deposit, there must not exist a default or event of default on the date we make the deposit, and the deposit must not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound.
CALCULATIONS IN RESPECT OF NOTES
      We and our agents are responsible for making all calculations called for under the indenture and notes. These calculations include, but are not limited to, determination of the trading price of the notes, the current market price of our common stock, the number of shares, if any, issuable upon conversion of the notes (including additional shares, if any, issuable in connection with a fundamental change) and amounts of interest payable on the notes. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes. We will provide a copy of these calculations to the trustee, as required, and, absent manifest error, the trustee is entitled to rely on the accuracy of our calculations without independent verification.
NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES OR STOCKHOLDERS
      None of our past, present or future directors, officers, employees or stockholders, as such, have any liability for any of our obligations under the notes or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
RULE 144A INFORMATION
      If at any time we are not subject to the reporting requirements of the Exchange Act, we will promptly furnish to the holders, beneficial owners and prospective purchaser of the notes or underlying shares of common stock, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of the notes or shares pursuant to Rule 144A.
REPORTS TO TRUSTEE
      We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.
UNCLAIMED MONEY
      If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.
PURCHASE AND CANCELLATION
      The registrar, paying agent and conversion agent will forward to the trustee any notes surrendered to them for transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures. We will not issue new notes to replace notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.
      We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any notes we purchase in this manner. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.
REPLACEMENT OF NOTES
      We will replace mutilated, lost, destroyed or stolen notes at the holder’s expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, we or the trustee may require, at the expense of the holder, indemnity reasonably satisfactory to us and the trustee.
TRUSTEE AND TRANSFER AGENT
      The trustee for the notes is The Bank of New York, and we have appointed the trustee as the paying agent, bid solicitation agent, registrar, conversion agent and custodian with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. The Bank of New York and its affiliates have in the past provided and may from time to time in the future provide banking and other services to us in the ordinary course of their business.
      The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.
      The transfer agent for our common stock is The Bank of New York.
LISTING AND TRADING
      The notes originally issued in the private placement are eligible for trading on the PORTAL® market. However, notes resold pursuant to this prospectus are not eligible for trading on the PORTAL® market. The notes are not currently listed nor do we intend to list the notes on any national securities exchange. Our common stock is quoted on the Nasdaq National Market under the symbol “OSIP.”
FORM, DENOMINATION AND REGISTRATION OF NOTES

General
      The notes were originally issued in registered form, without interest coupons, in minimum denominations of $1,000 principal amount and integral multiples of $1,000 principal amount in excess thereof, in the form of global securities, as further provided below. See “— Global securities” below for more information. The trustee need not:

•	register the transfer of or exchange any note for a period of 15 days before selecting notes to be redeemed;

•	register the transfer of or exchange any note during the period beginning at the opening of business 15 days before the mailing of a notice of redemption of notes selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any note that has been selected for redemption or for which the holder has delivered, and not validly withdrawn, a purchase notice or fundamental change repurchase notice, except, in the case of a partial redemption, purchase or repurchase, that portion of the notes not being redeemed, purchased or repurchased.
      See “— Global securities” and “— Certificated securities” for a description of additional transfer restrictions that apply to the notes.
      We will not impose a service charge in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global securities
      Global securities were deposited with the trustee as custodian for DTC and registered in the name of DTC or a nominee of DTC.
      Investors who are qualified institutional buyers and who purchase notes in reliance on Rule 144A under the Securities Act may hold their interests in a Rule 144A global security directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants.
      Except in the limited circumstances described below and in “— Certificated securities,” holders of notes are not entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

      We applied to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC electronically recorded the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities are shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee is considered the sole owner or holder of the notes represented by such global security for all purposes, under the indenture, the notes and the registration rights agreement. No owner of a beneficial interest in a global security is able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.
      Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will promptly credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.
      DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated securities
      The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation; or

•	an event of default has occurred and is continuing and the trustee has received a request from DTC to issue certificated securities.

Same-day settlement and payment
      We will make payments in respect of notes in book-entry form by wire transfer of immediately available funds to the accounts specified by holders of the notes. For a note that has been subsequently issued in certificated form, we will mail a check to the holder’s registered address.

      We expect the notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.
      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
      We have obtained the information we describe above concerning DTC and its book-entry system from sources that we believe to be reliable, but neither we nor the initial purchaser take any responsibility for the accuracy of this information.
      Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. Neither we, the initial purchaser nor the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.
REGISTRATION RIGHTS
      We entered into a registration rights agreement with the initial purchaser pursuant to which we agreed, at our expense, to file with the SEC not later than the date 95 days after the earliest date of original issuance of any of the notes, subject to certain conditions, the registration statement of which this prospectus is a part covering resales by holders of all notes and the common stock issuable upon conversion of the notes. If you sell the notes or shares of common stock under this registration statement, you generally are required to be named as a selling stockholder in the related prospectus, deliver a prospectus to purchasers and be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions).
      In the registration rights agreement, we agreed to use our reasonable best efforts to:

•	cause such initial shelf registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the notes; and

•	keep one or more shelf registration statement related to the notes and the common stock issuable upon conversion thereof effective until the earlier of (1) such date that is two years after the last date of the original issuance of any of the notes, (2) the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise, or (3) the sale pursuant to the shelf registration statement of all securities registered thereunder.
      We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 30 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. We also agreed to pay liquidated damages to holders of the notes and shares of common stock issued upon conversion of the notes if the registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. You should refer to the registration rights agreement for a description of these liquidated damages.
GOVERNING LAW
      The indenture, the notes and the registration rights agreement are governed by and construed in accordance with the laws of the State of New York.
      The specific provisions relating to the registration described above are contained in the registration rights agreement, a copy of which is available upon request.

SELLING SECURITYHOLDERS
      We originally issued the notes in a private placement in December 2005. The notes were resold by the initial purchasers to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests. The table below sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder beneficially owns and may offer pursuant to this prospectus, the number of shares of common stock into which such notes are convertible, the number of shares of common stock offered, and the number of shares of common stock and the principal amount of notes owned by the selling securityholders after the completion of the offering. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock. The principal amounts of the notes provided in the table below are based on information provided to us by each of the selling securityholders as of March 24, 2006. The number of shares of common stock that may be sold is calculated based on the current conversion rate of 33.9847 shares per $1,000 principal amount of notes. Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements or amendments to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.
      The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

	Principal		Number of
	Amount of	Number of	Shares of
	Notes	Shares of	Common	Principal	Number of
	Beneficially	Common	Stock Issuable	Amount of	Shares of	Percentage of
	Owned Prior	Stock	Upon	Notes	Common Stock	Common Stock
	to the	Beneficially	Conversion of	Beneficially	Beneficially	Outstanding
	Offering and	Owned Prior	the Notes That	Owned Upon	Owned Upon	Upon
	That May	to the	May be	Completion of	Completion of	Completion of
Selling Securityholder	be Offered	Offering(1)	Offered(2)	the Offering(3)	the Offering(3)	the Offering(4)

Allstate Insurance Company(5)	$1,500,000	50,977	50,977	—	—	—
Citadel Equity Fund Ltd.	$15,000,000	509,770	509,770	—	—	—
Fore Convertible Master Fund, Ltd.	$15,000,000	509,770	509,770	—	—	—
Fore Erisa Fund, Ltd.	$2,500,000	84,961	84,961	—	—	—
Fore Multi Strategy Master Fund, Ltd.	$6,000,000	203,908	203,908	—	—	—
Forest Fulcrum Fund, LP(6)	$229,000	7,782	7,782	—	—	—
Forest Global Convertible Fund, Limited, Class A-5	$655,000	22,259	22,259	—	—	—
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	$345,000	11,724	11,724	—	—	—
Grace Convertible Arbitrage Fund, Ltd.	$3,250,000	110,450	110,450	—	—	—

	Principal		Number of
	Amount of	Number of	Shares of
	Notes	Shares of	Common	Principal	Number of
	Beneficially	Common	Stock Issuable	Amount of	Shares of	Percentage of
	Owned Prior	Stock	Upon	Notes	Common Stock	Common Stock
	to the	Beneficially	Conversion of	Beneficially	Beneficially	Outstanding
	Offering and	Owned Prior	the Notes That	Owned Upon	Owned Upon	Upon
	That May	to the	May be	Completion of	Completion of	Completion of
Selling Securityholder	be Offered	Offering(1)	Offered(2)	the Offering(3)	the Offering(3)	the Offering(4)

HFR CA Global Opportunity Master Trust	$579,000	19,677	19,677	—	—	—
HFR RVA Select Performance Master Trust	$155,000	5,267	5,267	—	—	—
Inflective Convertible Opportunity Fund, Ltd.	$2,100,000	71,367	71,367	—	—	—
Inflective Convertible Opportunity Fund, LP	$850,000	28,886	28,886	—	—	—
Institutional Benchmarks Series — Ivan Segregated Acct. Ltd.	$600,000	20,390	20,390	—	—	—
JMG Capital Partners, LP	$7,750,000	263,381	263,381	—	—	—
JMG Triton Offshore Fund, Ltd.	$7,750,000	263,381	263,381	—	—	—
LDG Ltd.	$266,000	9,039	9,039	—	—	—
Lyxor/ Forest Fund Ltd.	$878,000	29,838	29,838	—	—	—
Lyxor/ Inflective Convertible Opportunity Fund, Ltd.	$750,000	25,488	25,488	—	—	—
Man Mac 1, Ltd.	$6,000,000	203,908	203,908	—	—	—
MSS Convertible Arbitrage c/o TQA Investors	$70,000	2,378	2,378	—	—	—
Nomura Securities International(6)	$6,000,000	203,908	203,908	—	—	—
SG Cowen, LLC(6)	$2,000,000	67,969	67,969	—	—	—
Sphinx Convertible Arbitrage SPC	$242,000	8,224	8,224	—	—	—
Sphinx Fund c/o TQA Investors	$275,000	9,345	9,345	—	—	—
TQA Master Fund, Ltd.	$2,836,000	96,380	96,380	—	—	—
TQA Master Plus Fund, Ltd.	$1,000,000	33,984	33,984	—	—	—
Zurich Institutional Benchmark Master Fund	$553,000	18,793	18,793	—	—	—
All other holders of notes or future transferees, pledges, donees, asignees or successors of any such holders(7)(8)	$31,367,000	1,065,998	1,065,998	—	—	—

(1)	Shares in this column include shares of common stock issuable upon conversion of the notes.

(2)	Assumes conversion of all of the securityholders’ notes at a conversion rate of 33.9847 shares of common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Assumes that each selling securityholder will sell all of the notes and common stock owned by the selling securityholder and covered by this prospectus.

(4)	Based upon 56,827,114 shares of common stock which is the number of shares of common stock outstanding as of March 7, 2006.

(5)	With respect to selling securityholders that are affiliates of broker-dealers, such entities have represented to us that they acquired their notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a supplement to the prospectus to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

(6)	This selling securityholder has identified itself as a registered broker-dealer and, accordingly, it is deemed to be, under the interpretations of the SEC, an “underwriter” within the meaning of the Securities Act. Please see “Plan of Distribution” for required disclosure regarding these selling securityholders.

(7)	Information about other selling securityholders will be set forth in prospectus supplements or amendments, if required.

(8)	Assumes that any other holders of the notes or any future pledges, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.
DESCRIPTION OF CAPITAL STOCK
GENERAL
      The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws.
      Our authorized capital stock consists of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock.
COMMON STOCK
      As of March 7, 2006, there were 56,827,114 shares of our common stock outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.
PREFERRED STOCK
      Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. We have no present plan to issue any shares of preferred stock.

REGISTRATION RIGHTS OF CERTAIN HOLDERS
      Certain of our security holders have registration rights in respect of their shares. Under the agreements between us and the holders of such registration rights, we are required to maintain the effectiveness of certain registration statements covering their shares.
RIGHTS PLAN
      On September 27, 2000, our board of directors authorized and declared a dividend distribution of one right for each outstanding share of our common stock payable to stockholders of record at the close of business on September  27, 2000, and authorized the issuance of one such right for each share of our common stock (except as otherwise provided in the rights agreement described below) issued after that date and before the earliest to occur of the “Distribution Date” (as defined below), the time the rights are redeemed, and August 31, 2010. Each right entitles the registered holder to purchase from us one one-thousandth of a share of our Series SRP Junior Participating Preferred Stock, par value $0.01 per share, at a price of $500.00, subject to adjustment as provided in the rights agreement. The rights will expire at the close of business on August 31, 2010, unless earlier redeemed by us as described below. The description and terms of the rights are set forth in the rights agreement dated as of September 27, 2000 between us and The Bank of New York, as rights agent, or the Rights Agreement.
      The rights are not exercisable until the “Distribution Date,” which is the earlier of (i) the date that is 10 days (or such later date as the board of directors may determine) after the commencement of, or first public announcement of an intention to make, a tender or exchange offer by any person the consummation of which would result in a person or group becoming an “Acquiring Person” (as defined below), or (ii) the date of the first public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, otherwise than pursuant to a “Permitted Offer” (as defined below), beneficial ownership of 17.5% or more of the outstanding shares of common stock. A person or group who acquires beneficial ownership of 17.5% or more of the outstanding shares of common stock is an “Acquiring Person.”
      Until the Distribution Date, (i) the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, and (ii) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificates. As soon as practicable after the Distribution Date, right certificates will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and, thereafter, the separate right certificates alone will represent the rights.
Flip-in right
      In the event that any person becomes an Acquiring Person (other than pursuant to a Permitted Offer), the rights will be modified automatically so that each holder of a right will thereafter have, in lieu of the right to purchase shares of preferred stock, the right to receive upon exercise of the right at a price equal to the exercise price, the number of shares of common stock which, immediately before such Acquiring Person became an Acquiring Person, had a market value equal to twice the amount of the exercise price of the right. Notwithstanding the foregoing, after such person shall have become an Acquiring Person, all rights that are, or under certain circumstances specified in the rights agreement were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void. A “Permitted Offer” is a tender or exchange offer which is for all of our outstanding shares of common stock at a price and on terms which the board of directors determines to be adequate and in the best interests of us and our stockholders other than such Acquiring Person, its affiliates and associates.
Flip-over right
      In the event that, at any time after a person or group has become an Acquiring Person, (i) we are acquired in a merger or other business combination in which the holders of all of the outstanding shares of common stock immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation’s voting power or (ii) more than 50% of our assets or earning power is sold or transferred, in either case with or to an Acquiring Person or any affiliate or associate thereof or any other person in which such Acquiring Person, affiliate or associate has an interest or any person acting on behalf of or in concert with such Acquiring Person (or, if in such transaction all holders of shares of common stock are not treated alike, any other person), then each holder of a right (except rights which previously have become null and void as set forth above) shall thereafter have the right to receive, upon exercise of the right at a price equal to the exercise price, shares of common stock of the acquiring company having a value equal to twice the amount of the exercise price of the right. Each such holder of a right will continue to have a flip-over right whether or not such holder exercises or surrenders the flip-in right, and such holder will have a successive flip-over right on each occurrence of a transaction specified under (i) and (ii) above.
Redemption
      At any time before a person or group becomes an Acquiring Person, we may redeem the rights in whole, but not in part, at a price of $.001 per right, subject to adjustment. Immediately upon the action of the board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the Redemption Price as defined in the Rights Agreement.
ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CHARTER AND BYLAWS
      Our certificate of incorporation and bylaws discourage certain types of transactions involving an actual or potential change in control of our company which might be beneficial to our company or its stockholders. Our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Our bylaws allow special meetings of stockholders to be called only by a majority vote of our board of directors and impose advance notice requirements and procedures for the submission by stockholders of nominations for our board of directors and stockholder proposals.
TRANSFER AGENT AND REGISTRAR
      The Transfer Agent and Registrar for our common stock is The Bank of New York. The address is Stock Transfer Administration, 101 Barclay Street, 11th Floor East, New York, New York 10286, and its telephone number is (212) 815-3881.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of certain U.S. federal income tax consequences with respect to the purchase, ownership and disposition of notes or our common stock acquired upon conversion of a note, and is for general information purposes only. This summary is based on the U.S. federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular holders in light of their individual investment circumstances or to certain types of holders subject to special tax rules, such as financial institutions, broker-dealers, insurance companies, tax-exempt organizations, persons holding notes in connection with a hedging, straddle, conversion or other integrated transaction, holders subject to the U.S. federal alternative minimum tax, U.S. holders whose “functional currency” is not the U.S. dollar, securities traders that elect to use a mark-to-market method of accounting or persons who have ceased to be U.S. citizens or to be taxed as resident aliens, nor does it address state, local or foreign tax consequences or estate and gift tax consequences. This summary assumes that holders will hold the notes and the shares of common stock into which the notes are convertible as “capital assets” (generally, property held for investment) under Section 1221 of the Internal Revenue Code of 1986, or the Code. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. Each holder is urged to consult its own tax advisor regarding the specific U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the notes or our common stock acquired upon conversion of a note.

      For purposes of this summary, a “U.S. holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created in or organized under the law of the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day and elected to continue to be so treated. A “non-U.S. holder” is a beneficial owner of the notes that is neither a U.S. holder nor a partnership.
      If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds the notes or our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective holder that is a partner of a partnership holding the notes or our common stock should consult its tax advisors with respect to the purchase, ownership and disposition of the notes or our common stock.
      Based on currently applicable authorities, we believe that the notes constitute indebtedness for U.S. federal income tax purposes. We also believe that the possibility of our making certain payments (other than stated principal and interest) with respect to the notes is remote and therefore does not result in the notes being treated as “contingent payment debt obligations.” These determinations are not, however, binding on the IRS. Persons considering the purchase of a note should consult their own tax advisors as to the foregoing. Except as otherwise noted, the remainder of this discussion assumes that the notes will constitute indebtedness for U.S. federal income tax purposes.
      PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
CONSEQUENCES OF AN INVESTMENT IN THE NOTE, INCLUDING THE POTENTIAL APPLICATION OF U.S. FEDERAL WITHHOLDING TAXES
Tax consequences to U.S. holders
Interest
      A U.S. holder will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with such holder’s regular method of tax accounting. Such income will be U.S.-source income. In certain circumstances, we may be obligated to pay a U.S. holder amounts in excess of stated interest or principal. For example, as more fully described under “Description of the Notes — Registration rights” we may be required to pay liquidated damages to holders under certain circumstances. We intend to treat the possibility that we will pay any such excess amounts as a remote or incidental contingency, within the meaning of applicable Treasury regulations. In the unlikely event an additional amount becomes due on the notes, we believe U.S. holders will be taxable on such amount only at the time it accrues or is received in accordance with each such holder’s method of tax accounting. Our determination that there is a remote likelihood of paying additional amounts on the notes is binding on each U.S. holder unless the U.S. holder explicitly discloses in the manner required by applicable Treasury regulations that its determination is different from ours. Our determination is not, however, binding on the IRS. In the event that any such additional amounts are paid, however, it would affect the timing or amount of the income that must be recognized by the U.S. holder.
      If a U.S. holder purchases a note at a price above or below the principal amount of such note, the amount includible as interest is subject to the next three sections, as applicable.

Notes purchased at a premium
      A U.S. holder that purchases a note for an amount in excess of its principal amount may have bond premium with respect to the note. For this purpose, the purchase price allocable to the note is deemed to be the total purchase price reduced by an amount equal to the value of the conversion option on the note. If the purchase price, after giving effect to this reduction, exceeds the principal amount of the note, the U.S. holder will have premium with respect to the note in the amount of such excess. Such U.S. holder may elect to treat the premium as “amortizable bond premium” under Section 171 of the Code. If such an election is made, the amount of interest such U.S. holder must include in income for each accrual period is reduced by the portion of the premium allocable to such period based on the note’s yield to maturity. If the amortizable bond premium exceeds the interest allocable to the accrual period, the electing U.S. holder must treat the excess as a bond premium deduction for the accrual period. However, the amount treated as a bond premium deduction is limited to the amount by which such U.S. holder’s total interest income on the note in prior accrual periods exceeds the total amount treated by such U.S. holder as bond premium on the note in prior accrual periods. A U.S. holder generally may not assume that a note will be redeemed or converted prior to maturity for this purpose. If the note is in fact redeemed, such U.S. holder may deduct any unamortized premium in the year of redemption. If a U.S. holder makes the election described in this paragraph, the election will apply to all debt instruments the interest on which is not excludible from gross income (“fully taxable bonds”) that such U.S. holder holds at the beginning of the first taxable year to which the election applies and to all fully taxable bonds such U.S. holder later acquires. The election may be revoked only with the consent of the IRS. U.S. holders should consult their own tax advisors before making this election.
      If a U.S. holder does not make this election, such U.S. holder must include the full amount of each interest payment in income as described in “— Interest” above. However, the amount of premium will be included in the U.S. holder’s tax basis in the note, and will therefore decrease the gain or increase the loss recognized by the U.S. holder upon the sale or other disposition or retirement of the note.
Notes purchased at a discount
      A U.S. holder that purchases a note for an amount that is less than its principal amount will have market discount with respect to the note in the amount of the difference (unless the market discount is less than a de minimis amount). Such U.S. holder is required to treat any principal payments on, or any gain realized on the disposition or retirement of such note, as interest income to the extent of the market discount that accrued while such U.S. holder held the note, unless the U.S. holder elects to include the market discount in income on a current basis (see “Accrual method election” below). “Accrued” market discount is determined on a straight-line basis or, at the U.S. holder’s election, on a constant-yield basis. Market discount is considered to be a de minimis amount if it is less than one-quarter of one percent of the note’s principal amount multiplied by the number of complete years to maturity after the U.S. holder acquired the note. If a U.S. holder disposes of a note with more than a de minimis amount of market discount in a nontaxable transaction (other than certain transactions described in Section 1276(c) and (d) of the Code, such as conversion or repurchase of the notes for common stock) in exchange for property whose adjusted basis is determined by reference to the adjusted basis of the note, such U.S. holder must include all market discount in income as if such U.S. holder had sold the note at its fair market value.
      Upon conversion or repurchase with our common stock of the notes with market discount that has not been previously included in income, a ratable portion of such market discount will be allocable to each share of common stock. The amount of market discount allocable to such common stock may be taxable as ordinary interest income upon a sale or other disposition of such common stock.
      If a U.S. holder acquires a note at a market discount and does not make the accrual method election described below, such U.S. holder may be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note until the deferred income is realized.

Accrual method election
      A U.S. holder that purchases a note with market discount may elect to include market discount in gross income currently as it accrues, on either a straight-line basis or a constant-yield basis. The U.S. holder’s tax basis in the note will be increased by any amount included in income as a result of this election. This election applies to all market discount obligations acquired during or after the first taxable year to which the election applies, and may be revoked only with the consent of the IRS. If this election is made, the rules under “— Notes purchased at a discount” treating certain payments and gain as interest income and requiring deferral of certain interest deductions will not apply. U.S. holders should consult their own tax advisors before making this election.
Conversion or repurchase for common stock
      A U.S. holder generally will not recognize income, gain or loss upon conversion of the notes solely into our common stock, or the repurchase of the notes solely for our common stock except (i) with respect to cash received in lieu of fractional shares and (ii) with respect to accrued and unpaid interest on the notes, which will be treated as paid as a result of conversion and taxable as ordinary interest income to the extent not previously included in gross income. The U.S. holder’s tax basis in the common stock received on conversion of a note for common stock will be the same as the U.S. holder’s adjusted tax basis in the notes exchanged therefor at the time of conversion (reduced by any basis allocable to a fractional share and increased by the amount of any accrued and unpaid interest not previously included in the basis of the note that is deemed paid by reason of conversion).
      Cash received in lieu of a fractional share of common stock upon conversion of the notes into common stock will generally be treated as a payment in exchange for the fractional share of common stock rather than as a dividend. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis allocable to the fractional share.
      If a U.S. holder converts a note and we deliver solely cash in satisfaction of our obligation, such cash payment will be treated as a sale of the note by the U.S. holder as described below under “— Sale, redemption or other taxable disposition of notes or common stock.”
      If a U.S. holder converts a note and we deliver a combination of our common stock and cash (and such cash is not received merely in lieu of a fractional share of our common stock), the tax treatment to the holder is uncertain. A holder may be required to recognize any gain (but not loss) realized, but only to the extent such gain does not exceed the amount of cash received. In such case, a holder’s tax basis in the common stock received in the conversion (including any basis allocable to a fractional share) would be equal to such holder’s adjusted tax basis in the converted notes, reduced by any cash received in the conversion (other than cash received in lieu of a fractional share) and increased by any gain recognized by the U.S. holder. Alternatively, the cash payment may be treated as proceeds from a sale of a portion of the note, as described below, under “— Sale, redemption or other taxable disposition of notes or common stock.” In such case, a holder’s adjusted tax basis in the note would be allocated pro rata between the common stock received (including any fractional share treated as received) and the portion of the note that is treated as sold for cash. Holders should consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion.
      The holding period for any common stock received in the conversion (including any fractional share treated as received) will include the holding period for the converted note.
Dividends on common stock
      Distributions, if any, on our common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles and will be included in a U.S. holder’s income as ordinary income as they are paid. As discussed more fully under “— Tax rates” below, dividends on our common stock paid to certain U.S. holders

(including individuals) may qualify for preferential U.S. federal income tax rates. To the extent that a U.S. holder receives distributions on shares of common stock that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. holder’s tax basis in the shares of common stock (but not below zero). Any such distributions in excess of the U.S. holder’s tax basis in the shares of common stock will generally be treated as capital gain. Subject to applicable limitations, dividends paid to U.S. holders that are U.S. corporations will qualify for the dividends-received deduction so long as we have sufficient earnings and profits.
Sale, redemption or other taxable disposition of notes or common stock
      Except as set forth above under “— Conversion or repurchase for common stock,” U.S. holders generally will recognize a capital gain or loss upon the sale, redemption (including a repurchase by us for cash pursuant to the repurchase right) or other taxable disposition of the notes or common stock in an amount equal to the difference between the amount realized on the disposition, other than amounts attributable to accrued and unpaid interest on the notes, which generally will be taxable as interest to the extent not previously included in gross income, and the U.S. holder’s adjusted tax basis in such notes. A U.S. holder’s initial tax basis in a note generally will be equal to the amount paid therefor. Any capital gain or loss will be long-term if the notes have been held for more than one year and will generally be U.S. source gain or loss to a U.S. holder. Certain U.S. holders (including individuals) are eligible for a preferred rate of tax in respect to long-term capital gain. Capital gain that is not long-term capital gain will be taxed at ordinary income tax rates. The claim of a deduction in respect of a capital loss, for U.S. federal income tax purposes, is subject to limitations.
Tax rates
      The current top tax rate applicable to individuals for capital gains from sales or exchanges is 15 percent. The current top tax rate applicable to individuals for “qualified dividend income” is also 15 percent. In general, dividend income with respect to our common stock will be treated as “qualified dividend income” provided that certain holding period and other requirements are met. Dividend income that is not qualified dividend income will be taxed at ordinary income rates. You are urged to consult your tax advisor to determine whether a dividend, if any, would be treated as qualified dividend income under your particular circumstances.
Adjustment of conversion price
      The conversion rate of the notes will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. See “Description of the Notes — Conversion rights — Adjustments to the conversion rate.” Under Section 305(c) of the Code and the applicable Treasury Regulations, an increase in the conversion rate as a result of a taxable distribution to our common stockholders generally will result in a deemed distribution to U.S. holders holding our notes. Other adjustments in the conversion rate (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any such adjustment would result in dividend income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current or accumulated earnings and profits, if, and to the extent that, it increases the proportionate interest of a holder of notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as dividend income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current or accumulated earnings and profits. Therefore, U.S. holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. Holders of notes are advised to consult with their tax advisors with respect to the potential tax consequences of such constructive distributions.

Tax consequences to non-U.S. holders
Interest
      Subject to the discussion below concerning backup withholding, no U.S. federal income or withholding tax generally will apply to a payment of interest (including additional amounts as described under “— Tax consequences to U.S. holders — Interest”) on a note to a non-U.S. holder, provided (i) such interest is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (or, if a tax treaty applies, is not attributable to a permanent establishment maintained by the non-U.S. holder in the United States) and (ii) such non-U.S. holder (A) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (B) is not a controlled foreign corporation (as defined in the Code) related to us, directly or indirectly, through stock ownership, and (C) satisfies certain certification requirements. Such certification requirements will be met if (x) the non-U.S. holder provides its name and address, and certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the non-U.S. holder certifies on IRS Form W-8IMY (or successor form), under penalties of perjury, that such certification has been received by it, and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the note is a U.S. person. If all of the foregoing requirements are not met, payments of interest on a note generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met).
Conversion or repurchase for common stock
      A non-U.S. holder will generally not be subject to U.S. federal income tax on any gain arising from the conversion of a note solely into our common stock or the repurchase of the notes solely for our common stock, unless the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (or if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States). Any gain recognized as a result of the receipt of cash on conversion or repurchase, including any cash received in lieu of a fractional share of common stock, generally will be treated as a sale of the note or the fractional share. See “Sale, redemption or other disposition of notes or common stock” below.

Dividends on common stock
      Dividends, if any, paid on the common stock to a non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax (or, if applicable, a lower treaty rate) provided certain certification requirements are met.

Sale, redemption or other disposition of notes or common stock
      Subject to the discussion below concerning backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized on a sale, redemption or other disposition of a note or common stock unless in the case of gain (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States or, if a treaty applies (and the non-U.S. holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the non-U.S. holder within the United States, (ii) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, or (iii) we are treated as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.
      We believe that we are not, and will not become a USRPHC; however, no assurance can be given in this regard. In general, if it is determined that we are a USRPHC, then non-U.S. holders may be subject to U.S. federal income tax on the sale or other disposition of a note or our common stock, and, possibly, withholding up to a rate of 10% on any such disposition. However, a non-U.S. holder will not be subject to these special rules even if we are determined to be a USRPHC provided that such non-U.S. holder did not at any time during the five years ending on the date of sale or disposition actually or constructively own more than 5% of our common stock (including any common stock that may be received on the conversion or repurchase of a note).

Adjustment of conversion price
      The conversion rate of the notes will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. See “Description of the Notes — Conversion rights — Adjustments to the conversion rate.” Under Section 305(c) of the Code and the applicable Treasury Regulations, an increase in the conversion rate as a result of a taxable distribution to our common stockholders generally will result in a deemed distribution to non-U.S. holders holding our notes. Other adjustments in the conversion rate (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any such adjustment would result in dividend income to the extent of our current or accumulated earnings and profits, if, and to the extent that, it increases the proportionate interest of a holder of notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as dividend income to the extent of our current or accumulated earnings and profits. In such a case, non-U.S. holders generally will be subject to a 30% U.S. federal withholding tax (or, if applicable, a lower treaty rate) as a result of an event pursuant to which they receive no cash or other property that could be used to pay the related tax. Non-U.S. holders of notes are advised to consult with their tax advisors with respect to the potential tax consequences of such constructive distributions.

United States business
      If a non-U.S. holder is engaged in a trade or business in the United States, and if interest or gain on the note or dividends or gain on our common stock is effectively connected with the conduct of such trade or business or, if a treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States, the non-U.S. holder generally will be subject to U.S. federal income tax on the receipt or accrual of such interest or dividends or the recognition of gain on the sale or other taxable disposition of the note or common stock in the same manner as if such holder were a U.S. holder. Such interest and dividend income received or gain recognized by a corporate non-U.S. holder may also be subject to an additional U.S. federal branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). In addition, any such interest and dividend income will not be subject to withholding tax if the non-U.S. holder delivers to us a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. Non-U.S. holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes and common stock into which the notes may be converted.

Information reporting and backup withholding
      A holder of notes or common stock may be subject to “backup withholding” (currently at a rate of 28%) with respect to certain “reportable payments,” including interest payments, dividend payments, proceeds from the disposition of the notes or common stock to or through a broker and, under certain circumstances, principal payments on the notes. These backup withholding rules apply, if, among other things, (i) the holder fails to furnish a social security number or other taxpayer identification number, or TIN, certified under penalties of perjury within a reasonable time after the request therefor, (ii) the holder fails to report properly interest or dividends, (iii) under certain circumstances, the holder fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding or (iv) the IRS provides notification that the U.S. holder has furnished us an incorrect

TIN. Any amount withheld from a payment to a holder under the backup withholding rules is allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax exempt organizations and non-U.S. holders, provided their exemptions from backup withholding are properly established.
      We will report to the U.S. holders of notes and common stock and to the IRS the amount of our “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to such payments. In addition we must report annually to the IRS and to each non-U.S. holder the amount of any dividends paid to and the tax withheld, if any, with respect to such non-U.S. holder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.
PLAN OF DISTRIBUTION
      The selling securityholders will be offering and selling all of the securities offered and sold under this prospectus. We will not receive any of the proceeds from the offering of the notes or the underlying shares of common stock by the selling securityholders. In connection with the initial offering of the notes, we entered into a registration rights agreement dated December 21, 2005 with the initial purchaser of the notes. Securities may only be offered or sold under this prospectus pursuant to the terms of the registration rights agreement. However, selling securityholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 or Rule 144A under the Securities Act, provided they meet the criteria and conform to the requirements of one of these rules. We are registering the notes and shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the shares of common stock covered by this prospectus.
      The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Section 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
      If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commission or agent’s commission.
      The selling securityholders may sell all or a portion of the notes and shares of common stock beneficially owned by them and offered hereby from time to time:

•	directly; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the notes and shares of common stock for whom they may act as agent.
      The notes and the shares of common stock may be sold from time to time in one or more transactions at:

•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of common stock offered by them hereby will be the purchase price of the notes or shares of common stock less discounts and commissions, if any.
      The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes or shares of common stock may be listed or quoted at the time of sale, including the Nasdaq National Market in the case of the shares of common stock;

•	in the over-the counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.
      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
      In connection with sales of the notes and shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and shares of common stock in the course of hedging their positions. The selling securityholders may also sell the notes and shares of common stock short and deliver the notes and shares of common stock to close out short positions, or loan or pledge notes and shares of common stock to broker-dealers that in turn may sell the notes and shares of common stock.
      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the shares of common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the notes and the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes and the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.
      The notes were issued and sold in December 2005 in a private placement. The notes were resold by the initial purchaser to persons reasonably believed by the initial purchasers to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. Pursuant to the registration rights agreement, we have agreed to indemnify the initial purchaser and each selling securityholder, and each selling securityholder has agreed to indemnify us against specified liabilities arising under the Securities Act. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.
      The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying shares of common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying shares of common stock to engage in market-making activities with respect to the particular notes and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the notes and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying shares of common stock.

      Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement, of which this prospectus is a part, effective until the earlier of:

•	such date that is two years after the last date of the original issuance of any of the notes;

•	the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise; or

•	the sale, pursuant to shelf registration statement, of which this prospectus is a part, of all the securities registered hereunder.
      Our obligation to keep the registration statement, of which this prospectus is a part, effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement, of which this prospectus is a part.
      We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 30 days in any three-month period and will not exceed an aggregate of 90 days in any 12 month-period.
LEGAL MATTERS
      Saul Ewing LLP, Philadelphia, Pennsylvania, will pass upon the validity of the notes and the shares of common stock into which those notes are convertible for OSI.
EXPERTS
      The consolidated financial statements of OSI and subsidiaries as of December 31, 2005 and 2004 and for the year ended December 31, 2005, for the three months ended December 31, 2004, and for each of the years in the two-year period ended September 30, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering OSI’s consolidated financial statements refers to the adoption of the provisions of EITF 00-21 “Revenue Arrangements with Multiple Deliverables” in 2004 and the full adoption of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” in 2003. The audit report on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005 contains an explanatory paragraph relating to the exclusion of internal control over financial reporting associated with one entity acquired during 2005 from management’s assessment and our assessment of the effectiveness of internal control over financial reporting of OSI as of December 31, 2005.

      You should rely only on the information contained in this prospectus or incorporated by reference. OSI has not authorized anyone to provide you with additional or different information. OSI is not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or the date of any sale of the securities.
$115,000,000
2% Convertible Senior Subordinated Notes due 2025
and 3,908,241 Shares of Common Stock Issuable Upon
Conversion of the Notes

PROSPECTUS

March 24, 2006

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.	Other Expenses of Issuance and Distribution.
      The following expenses incurred in connection with the sale of the securities being registered will be borne by us. Other than the SEC registration fee, the amounts stated are estimates.

SEC registration fee	$12,305
Accounting fees and expenses	$10,000
Legal fees and expenses	$50,000

Total	$72,305

Item 15.	Indemnification of Directors and Officers.
      Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving such enterprise at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith.
      Our Certificate of Incorporation provides that we shall, to the fullest extent authorized by the General Corporation Law of Delaware, indemnify any person, or the legal representative of any person, who is or was a director, officer, employee or agent of us or another enterprise if said person served such enterprise at the request of us. The Certificate of Incorporation also provides that any amendment to the General Corporation Law of Delaware shall only be applicable to the extent any such amendment permits us to provide broader indemnification rights than said law permitted us to provide prior to such amendment. Our Certificate of Incorporation further provides that in the case of an action, suit or proceeding initiated by the indemnified person, we shall indemnify the person only if such action, suit or proceeding was authorized by our Board of Directors. Our Certificate of Incorporation also contains a provision eliminating the liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty except under certain specified circumstances. The Certificate of Incorporation also permits us to maintain insurance to protect ourself and any of our directors, officers, employees or agents against any liability with respect to which we would have the power to indemnify such persons under the General Corporation Law of Delaware. We maintain an insurance policy insuring our directors and officers against certain liabilities.

Item 16.	Exhibits.
      The following is a list of exhibits filed as part of the Registration Statement:

4.1		Indenture, by and between OSI Pharmaceuticals, Inc. and The Bank of New York, dated as of December 21, 2005, filed by OSI as an exhibit to the Current Report on Form 8-K on December 28, 2005 (File No. 000-15190), and incorporated herein by reference.

4.2		Form of 2% Convertible Senior Subordinated Note Due 2025 (included in Exhibit 4.1), filed by OSI as an exhibit to the Current Report on Form 8-K on December 28, 2005 (File No. 000-15190), and incorporated herein by reference.

4.3		Registration Rights Agreement, by and among OSI Pharmaceuticals, Inc. and UBS Securities LLC, dated as of December 21, 2005, filed by OSI as an exhibit to the Current Report on Form 8-K on December 28, 2005 (File No. 000-15190), and incorporated herein by reference.

5	.1*	Opinion of Saul Ewing LLP as to the legality of the securities registered hereunder.

12	.1*	Computation of Ratios of Earnings to Fixed Charges.

23	.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23	.2*	Consent of Saul Ewing LLP (included in Exhibit 5.1).

24	.1*	Power of Attorney (included on Signature Page of this Registration Statement).

25	.1*	A Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York, trustee under the Indenture.

*	Filed herewith.

Item 17.	Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on March 24, 2006.

OSI PHARMACEUTICALS, INC.

By:	/s/ COLIN GODDARD, PH.D.

Colin Goddard, Ph.D.
Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints Colin Goddard, Ph.D. and Michael G. Atieh, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT A. INGRAM Robert A. Ingram	Chairman of the Board	March 24, 2006

/s/ COLIN GODDARD, PH.D. Colin Goddard, Ph.D.	Director and Chief Executive Officer (principal executive officer)	March 24, 2006

/s/ MICHAEL G. ATIEH Michael G. Atieh	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	March 24, 2006

/s/ G. MORGAN BROWNE G. Morgan Browne	Director	March 24, 2006

/s/ DARYL K. GRANNER, M.D. Daryl K. Granner, M.D.	Director	March 24, 2006

Signature	Title	Date

/s/ WALTER M. LOVENBERG, PH.D. Walter M. Lovenberg, Ph.D.	Director	March 24, 2006

/s/ VIREN MEHTA Viren Mehta	Director	March 24, 2006

/s/ HERBERT PINEDO, M.D., PH.D. Herbert Pinedo, M.D., Ph.D.	Director	March 24, 2006

/s/ SIR MARK RICHMOND, PH.D. Sir Mark Richmond, Ph.D.	Director	March 24, 2006

/s/ KATHARINE B. STEVENSON Katharine B. Stevenson	Director	March 24, 2006

/s/ JOHN P. WHITE John P. White, Esquire	Director	March 24, 2006

EXHIBIT INDEX

Exhibit No.

4.1		Indenture, by and between OSI Pharmaceuticals, Inc. and The Bank of New York, dated as of December 21, 2005, filed by OSI as an exhibit to the Current Report on Form 8-K on December 28, 2005 (File No. 000-15190), and incorporated herein by reference.

4.2		Form of 2% Convertible Senior Subordinated Note Due 2025 (included in Exhibit 4.1), filed by OSI as an exhibit to the Current Report on Form 8-K on December 28, 2005 (File No. 000-15190), and incorporated herein by reference.

4.3		Registration Rights Agreement, by and among OSI Pharmaceuticals, Inc. and UBS Securities LLC, dated as of December 21, 2005, filed by OSI as an exhibit to the Current Report on Form 8-K on December 28, 2005 (File No. 000-15190), and incorporated herein by reference.

5	.1*	Opinion of Saul Ewing LLP as to the legality of the securities registered hereunder.

12	.1*	Computation of Ratios of Earnings to Fixed Charges.

23	.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23	.2*	Consent of Saul Ewing LLP (included in Exhibit 5.1).

24	.1*	Power of Attorney (included on Signature Page of this Registration Statement).

25	.1*	A Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York, trustee under the Indenture.

*	Filed herewith.